                                                                    EXHIBIT 2.1
- --------------------------------------------------------------------------------

                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                      SCOTT PAPER COMPANY, SAPPI LIMITED

                                      AND

                          SDW ACQUISITION CORPORATION

- --------------------------------------------------------------------------------














                               ------------------
                          DATED AS OF OCTOBER 8, 1994

                               ------------------

                               TABLE OF CONTENTS
                               -----------------
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
BACKGROUND..........................................................   1

TERMS...............................................................   2

I.     PURCHASE AND SALE............................................   2
       1.1    Purchase and Sale of the Shares.......................   2
       1.2    Consideration.........................................   2
       1.3    Closing...............................................   2
       1.4    Deliveries by Seller..................................   3
       1.5    Deliveries by Buyer...................................   4
       1.6    Adjustment of Initial Purchase Price
              After the Closing.....................................   4
       1.7    Transactions..........................................   8

II.    RELATED MATTERS..............................................   9
       2.1    Leases and Licenses...................................   9
       2.2    Ancillary Agreements..................................   9
       2.3    Intercompany Accounts.................................  11
       2.4    Resignations..........................................  11

III.   REPRESENTATIONS AND WARRANTIES OF SELLER.....................  12
       3.1    Organization of Seller; Authority.....................  12
       3.2    Title to Shares.......................................  12
       3.3    Organization and Qualification of
              the Company...........................................  13
       3.4    Capitalization........................................  13
       3.5    Subsidiaries..........................................  14
       3.5A   Capitalization of Subsidiaries........................  14
       3.6    No Violation; Consents and Approvals..................  15
       3.7    Financial Statements; Undisclosed
              Liabilities...........................................  16
       3.8    Absence of Certain Changes or Events..................  18
       3.9    Title to Personal Property............................  18
       3.9A.  Scott Leased Assets...................................  19
       3.10   Title to Real Property................................  19
       3.11   Intellectual Property.................................  23
       3.12   Litigation............................................  24
       3.13   Employee Benefit Plans................................  25
       3.14   Taxes.................................................  30
       3.15   Contracts and Commitments.............................  32
       3.16   Compliance with Laws..................................  35
       3.17   Insurance.............................................  36

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
       3.18   Labor Matters.........................................  36
       3.19   Environmental.........................................  37
       3.20   Entire Business.......................................  39
       3.21   Brokers...............................................  39
       3.22   Accounts; Safe Deposit Boxes; Powers
              of Attorney; Officers and Directors...................  40
       3.23   Corporate Name........................................  40
       3.24   Effect of Transaction.................................  40
       3.25   Suppliers.............................................  40
       3.26   Customers; Distributors...............................  41
       3.27   Transactions with Affiliates..........................  41

IV.    REPRESENTATIONS AND WARRANTIES OF SAPPI AND
       BUYER........................................................  41
       4.1    Organization; Authority...............................  41
       4.2    No Violation; Consents and Approvals..................  42
       4.3    Litigation............................................  43
       4.4    Financing.............................................  43
       4.5    Acquisition of the Shares for In-
              vestment; Securities Act..............................  43
       4.6    Investigation by Sappi and Buyer......................  43
       4.7    Brokers...............................................  44

V.            COVENANTS OF THE PARTIES..............................  44
       5.1    Conduct of the Company's Business.....................  44
       5.2    Access to Information Prior to the
              Closing; Confidentiality; Coopera-
              tion..................................................  47
       5.3    Reasonable Efforts....................................  49
       5.4    Consents..............................................  49
       5.5    Antitrust Notification................................  50
       5.6    Public Announcements..................................  50
       5.7    Supplemental Disclosure...............................  51
       5.8    Confidentiality.......................................  52
       5.9    Insurance.............................................  52
       5.10   Assignment of Confidentiality Agree-
              ments.................................................  52
       5.11   Certain Licenses and Permits..........................  52
       5.12   Records...............................................  53
       5.13   Entire Business.......................................  54
       5.14   Additional Real Property..............................  54

 VI.   ADDITIONAL AGREEMENTS........................................  55
       6.1    Tax Matters...........................................  55
              (a)  Certain Definitions..............................  55

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                                       ii
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
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
              (b)  Section 338(h)(10) Election......................  55
              (c)  Transfer and Similar Taxes.......................  56
              (d)  Return Filings, Refunds and
                   Credits..........................................  57
              (e)  Termination of Tax Sharing
                   Agreements.......................................  60
              (f)  Carrybacks.......................................  60
              (g)  Elections........................................  60
              (h)  Timing Adjustments...............................  60
       6.2    Company Employees; Employee Con-
              tracts and Benefits...................................  62
              (a)  Certain Definitions..............................  62
              (b)  Assumption of Liabilities of,
                   and Transfer of Assets from,
                   Scott Pension Plans and Warren
                   Pension Plans....................................  63
              (c)  Defined Contribution Plans.......................  64
              (d)  Other Benefits...................................  66
              (e)  Right to Change Benefits.........................  66
              (f)  Collectively Bargained Benefits..................  67
       6.3    Financing Arrangements................................  67
              (a)  Financings to be Terminated by
                   Seller Before Closing Date.......................  67
              (b)  Tax-Exempt Bond Financings.......................  67
              (c)  Cross Border Leases..............................  69
              (d)  Safe Harbor Leases...............................  70
              (e)  Mobile Taxable Bonds.............................  70
              (f)  Westbrook Biomass Cogeneration
                   Facility Financing...............................  71
              (g)  Letters of Credit................................  72
              (h)  Further Assurances...............................  73
       6.4    Solicitation..........................................  73
       6.5    Financing.............................................  74
       6.6    Covenant Not to Compete...............................  74
       6.7    Termination of Certain Commitments....................  75
       6.8    Certain Agreements....................................  76
       6.9    Worker's Compensation.................................  76
       6.10   Provision of Notices of Default.......................  76

VII.          CONDITIONS TO OBLIGATIONS OF SELLER...................  76
       7.1    Conditions............................................  76
              (a)  Representations and Warranties...................  76
              (b)  Performance......................................  77
              (c)  Officer's Certificate............................  77
              (d)  Opinion of Counsel...............................  77

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                                      iii
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
              (e)  No Injunction or Statute.........................  77
              (f)  No Proceeding....................................  77
              (g)  Expiration or Termination of
                   HSR Periods......................................  77
              (h)  Ancillary Agreements.............................  78

VIII.  CONDITIONS TO OBLIGATIONS OF BUYER...........................  78
       8.1    Conditions............................................  78
              (a)  Representations and Warranties...................  78
              (b)  Performance......................................  78
              (c)  Officer's Certificate............................  78
              (d)  Opinion of Counsel...............................  78
              (e)  No Injunction or Statute.........................  78
              (f)  No Proceeding....................................  79
              (g)  Expiration or Termination of
                   HSR Periods......................................  79
              (h)  Ancillary Agreements.............................  80
              (i)  Consents and Approvals; Permits..................  80
              (j)  Material Adverse Change..........................  80
              (k)  Financing........................................  80
              (l)  Financial Statements.............................  80
              (m)  Transfer of Scott Assets.........................  80
       8.2    Alternative Satisfaction of Condi-
              tion..................................................  81
       8.3    Benefit of Assignment.................................  83

IX.    TERMINATION, AMENDMENT AND WAIVER............................  84
       9.1    Termination...........................................  84
       9.2    Procedure and Effect of Termination...................  85
       9.3    Amendment, Modification and Waiver....................  86

X.     FEES AND EXPENSES:  SURVIVAL OF REPRESEN-
       TATIONS; INDEMNIFICATION.....................................  86
       10.1   Fees and Expenses.....................................  86
       10.2   Survival of Representations...........................  87
       10.3   Tax Indemnification...................................  87
       10.4   Seller's Agreement to Indemnify.......................  92
       10.5   Seller's Limitation of Liability......................  93
       10.6   Buyer's Agreement to Indemnify........................  94
       10.7   Buyer's Limitation of Liability.......................  95
       10.8   Environmental Indemnification.........................  95
              (a   Buyer Indemnification of Seller..................  95
              (b)  Seller Indemnification of Buyer..................  96

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                                       iv
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
              (c)  Environmental Claims Arising
                   from Joint Operations in Mo-
                   bile, Alabama...................................   96
       10.9   Conditions of Indemnification With
              Respect to Third-Party Claims........................   97
       10.10  Other Claims.........................................   98
       10.11  Sole Remedy..........................................   99

XI.    DISPUTE RESOLUTION..........................................  100
       11.1   General..............................................  100
       11.2   Meeting of Executive Officers........................  100

XII.   MISCELLANEOUS...............................................  101
       12.1   Further Assurances...................................  101
       12.2   Notices..............................................  101
       12.3   Entire Agreement.....................................  102
       12.4   Severability.........................................  103
       12.5   Binding Effect; Assignment...........................  103
       12.6   No Third-Party Beneficiaries.........................  103
       12.7   Counterparts.........................................  104
       12.8   Interpretation.......................................  104
       12.9   Forum; Service of Process............................  104
       12.10  Governing Law........................................  105
       12.11  Attorney Fees........................................  105
       12.12  Specific Performance.................................  105
       12.13  Sappi Obligation.....................................  106
       12.14  Defined Terms........................................  106

                                   Exhibits


Exhibit 1.6(c)                  Closing Statement

Exhibit 2.2(a)                  Term Sheet for Mobile Pulp Agreement

Exhibit 2.2(b)                  Term Sheet for Mobile Energy Agreement

Exhibit 2.2(c)                  Term Sheet for Mobile Utilities Agreement

Exhibit 2.2(d)                  Term Sheet for Mobile Shared Facilities
                                Agreement

Exhibit 2.2(e)                  Term Sheet for Mobile Operating Agreement

Exhibit 2.2(f)                  Term Sheet for Transition Agreement

Exhibit 2.2(g)                  Form of License Agreement

Exhibit 2.2(h)                  Term Sheet for Asset Agreement

Exhibit 2.2(i)                  Term Sheet for Winslow Agreement

                            STOCK PURCHASE AGREEMENT
                            ------------------------


          STOCK PURCHASE AGREEMENT, dated as of October 8, 1994 (the "Agreement"), by and among SCOTT PAPER COMPANY, a Pennsylvania corporation ("Seller"), SAPPI LIMITED, a corporation organized under the laws of the Republic of South Africa ("Sappi"), and SDW ACQUISITION CORPORATION, a Pennsylvania corporation ("Buyer").


                                   BACKGROUND
                                   ----------

       A. Buyer is a wholly owned subsidiary of SDW Holdings Corporation, a Delaware corporation ("Holdings"). On the date of this Agreement, Holdings is a wholly owned subsidiary of Sappi.

       B. Buyer desires to acquire from Seller, and Seller desires to dispose of, the business, properties and assets of S.D. Warren Company, a Pennsylvania corporation and wholly owned subsidiary of Seller (the "Company"), including, without limitation, certain of the facilities located in Mobile, Alabama, and in Belgium, used in the Company's business and certain other assets used in or necessary to the conduct of the business of the Company and its Subsidiaries as conducted on the date hereof and as presently intended to be conducted. The business, properties and assets being transferred, directly or indirectly, to Buyer pursuant to this Agreement and the Ancillary Agreements (as defined herein) are referred to collectively as the "Continuing Business".

       C. Sappi has agreed, subject to and effective only upon receipt of approval of the South African Reserve Bank to enter into this Agreement, to cause Buyer to comply with Buyer's obligations hereunder until the Closing Date.

       D. To effect such transfer of the Continuing Business, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding common shares, no par value (the "Shares"), of the Company, upon the terms and subject to the conditions hereinafter set forth.

                                     TERMS
                                     -----

          In consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, and intending to be legally bound hereby, the parties agree as follows:


I.  PURCHASE AND SALE.
    -----------------

          1.1  Purchase and Sale of the Shares.  Upon the terms and subject to
               -------------------------------
the conditions of this Agreement, at the closing provided for in Section 1.3 hereof (the "Closing"), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in and to the Shares, free of liens, encumbrances, security interests, mortgages, pledges, claims, options or restrictions of any kind (collectively, "Liens"), and Seller shall agree not to enter into any competitive operation pursuant to the terms and conditions of Section 6.6 hereof (the "Covenant").

          1.2  Consideration.  Upon the terms and subject to the conditions of
               -------------
this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares (which represent ownership of the Continuing Business), and grant of the Covenant, at the Closing, Buyer shall pay to Seller the sum of One Billion Six Hundred Million Dollars ($1,600,000,000) less any indebtedness of the Company for borrowed money outstanding (including all capitalized lease obligations) on the Closing Date (which indebtedness will not be less than $118 million) in cash (the "Initial Purchase Price").

          1.3  Closing.  Subject to Article IX hereof, the Closing of the
               -------
transactions contemplated by this Agreement and the Ancillary Agreements (as hereinafter defined) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, at 10:00 a.m., Eastern Standard Time, on December 9, 1994, or if the conditions to Closing set forth in Articles VII and VIII hereof shall not have been satisfied or waived by such date, as soon as practicable (but in no event less than five business days) after such conditions shall have been satisfied or waived, or at such other place, date and time as shall be agreed upon in writing by all of the parties hereto; provided, however, that the parties
                                         --------  -------
hereto intend that such Closing shall be deemed to be effective, and the transactions contemplated by this Agreement and the Ancillary Agreements shall be deemed to occur simultaneously at 12:01 a.m. on the date on which the Closing actually occurs (the "Closing Date").

          Notwithstanding the foregoing, if on any date on or after December 9, 1994, the conditions set forth in Article VIII (other than those set forth in
Section 8.1(h) or (k) (provided that the funds referred to therein would be required to be made available on such date if requested)) have been satisfied or waived, Buyer shall have the right to determine not to consummate the transactions contemplated hereby on the date established for the Closing pursuant to this Section 1.3 by paying Seller $2 million in cash in order to defer the Closing for up to seven days from such date (a "Buyer Deferral"). Buyer may elect to exercise its right to effect a Buyer Deferral on more than one occasion; provided, however, that no such Buyer Deferral shall postpone the
              --------  -------
Closing Date to a date later than December 30, 1994.

          1.4  Deliveries by Seller.  Prior to or at the Closing, Seller shall
               --------------------
deliver or cause to be delivered to Buyer the following:

          (a) A stock certificate or stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank or duly executed instruments of transfer with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the Shares to Buyer;

          (b) the minute books, stock books, stock ledgers and corporate seals of each of the Company and each of its Subsidiaries;

          (c)  the resignations referred to in Section 2.4 hereof; and

          (d) all other documents, certificates, instruments or writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

          1.5  Deliveries by Buyer.  Prior to or at the Closing, Buyer shall
               -------------------
deliver or cause to be delivered to Seller the following:

          (a) cash in an amount equal to the Initial Purchase Price, by wire transfer of immediately available funds to a bank account designated in writing by Seller at least three business days prior to the Closing Date; and

          (b) all other documents, certificates, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

          1.6  Adjustment of Initial Purchase Price After the Closing.
               ------------------------------------------------------

          (a)  As used in this Agreement:

               (i) "Assets", as of any date, means all assets of the Continuing Business under GAAP (with inventories valued on a FIFO basis), net of applicable reserves, other than (A) any refunds of Taxes, and (B) receivables from Seller or any of its affiliates;

               (ii) "Liabilities", as of any date, means all liabilities of the Continuing Business under GAAP to the extent that the Continuing Business is and will be responsible for the payment of such items after Closing, other than (A) current and deferred Taxes with respect to any taxable period ending on or before the Closing Date, (B) accruals for restructurings and for pensions and other post-retirement benefits, and (C) payables to Seller or any of its affiliates;

               (iii)  "Net Assets", as of any date,  means an amount equal to
(A) Assets less (B) Liabilities;

               (iv) "June Balance Sheet" means the unaudited combined balance sheet of the Continuing Business as of June 25, 1994, which is set forth in
Section 3.7 of the disclosure schedule attached hereto and made a part hereof (the "Disclosure Schedule");

               (v)  "Base Net Assets" means an amount equal to $1.565 billion;

          (vi) "Closing Date Balance Sheet" (Statement of Assets Sold and Liabilities Transferred) means the audited balance sheet of the Continuing Business as of the Closing Date prepared in accordance with GAAP, without regard to any effect of the Financing;

          (vii) "Closing Net Assets" means an amount equal to the Net Assets of the Continuing Business as of the Closing Date as derived from the Closing Date Balance Sheet; provided, however, that for purposes of determining the Closing
               --------  -------
Net Assets, the value of the non-current Assets shall equal the value thereof reflected on the June Balance Sheet, plus actual capital expenditures incurred in accordance with the provisions of this Agreement, less actual depreciation;

          (viii) "Closing Statement" means the statement of Closing Net Assets, together with the computation of the adjustment pursuant to Section 1.6(b), to be delivered by Seller after the Closing; and

          (ix) "GAAP" means U.S. generally accepted accounting principles, consistently applied throughout the periods presented in accordance with Seller's historical accounting policies and practices, including those set forth in Section 3.7 of the Disclosure Schedule.

          (b) The Initial Purchase Price shall be (A) increased by the amount, if any, by which Closing Net Assets exceeds Base Net Assets, or (B) decreased by the amount, if any, by which Base Net Assets exceeds Closing Net Assets;

provided, however, that in the event that Closing Net Assets is more than $1.564
- --------  -------
billion and less than $1.566 billion, no such adjustment shall be made.

          (c) Within sixty days after the Closing Date, Seller shall prepare in good faith and deliver to Buyer the Closing Date Balance Sheet, certified by an officer of Seller as having been prepared in accordance with this Section 1.6, together with a signed, unqualified audit report thereon of Coopers & Lybrand. Seller shall also prepare in good faith and deliver to Buyer, simultaneously with the delivery of the Closing Date Balance Sheet, the Closing Statement, certified by an officer of Seller as having been prepared in accordance with this Section 1.6, setting forth Seller's computation of Closing Net Assets and the adjustment proposed by Seller, if any, to the Initial Purchase Price as a result of such computation. If so requested by Buyer in writing, Seller shall also deliver to Buyer, or permit Buyer or its independent auditors to review, the working papers of Seller relating to the Closing Statement and the Closing Date Balance Sheet.

          At Seller's or Buyer's option, a physical inventory shall be conducted by the Company and its Subsidiaries on or before the Closing Date for the purpose of preparing the Closing Date Statement, and each of Buyer and Seller and their respective independent auditors shall have the right to observe the taking of such physical inventory. The respective costs or expenses incurred in connection with such taking of physical inventory shall be borne by each party.

          (d) If Buyer disagrees in good faith with the Closing Date Balance Sheet or the Closing Statement, Buyer may, within ninety days after the Closing Date, deliver a written notice to Seller (a "Disagreement Notice"), signed by Buyer's chief financial officer, setting forth its computations and specifying in reasonable detail those items or amounts in the Closing Date Balance Sheet and the Closing Statement as to which Buyer disagrees and the basis for such disagreement. Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Date Balance Sheet and the Closing Statement other than those so specified in such Disagreement Notice. If Buyer does not deliver a Disagreement Notice to Seller within ninety days after the Closing Date, the Closing Date Balance Sheet and the Closing Statement shall become final, conclusive and binding upon the parties, and the adjustment, if any, reflected in the Closing Statement shall be made to the Initial Purchase Price and paid in accordance with this Section 1.6.

          (e)  If a Disagreement Notice is delivered to Seller pursuant to this
Section 1.6, the parties shall seek in good faith to reach agreement on the disputed items or amounts in order to determine the amount of the adjustment to the Initial Purchase Price which in no event shall be more favorable to Seller than reflected in the Closing Statement nor more favorable to Buyer than reflected in such Disagreement Notice. If the parties do not resolve all disputed items and amounts within thirty days after delivery of such Disagreement Notice, this Agreement and the disputed items and amounts will be submitted to Ernst & Young, or if such firm is unable or unwilling to act, such other independent, nationally recognized accounting firm which has not provided services to either Seller or its affiliates or Buyer or its affiliates during the one-year period immediately preceding the date hereof (the "Independent Accountants"), for determination of the appropriate adjustment to the Initial Purchase Price pursuant to this Section 1.6. The written report of the Independent Accountants (the "Report") shall be delivered to Buyer and Seller promptly, but in no event later than twenty business days after such disputed items and amounts are submitted to the Independent Accountants, and shall be final, conclusive and binding upon the parties. The procedures for resolution of disputes concerning the Closing Date Balance Sheet and the Closing Statement set forth in this Section 1.6 are intended to be final and exclusive of any other contest or appeal in relation thereto, so that if (i) Buyer shall have failed to give the Disagreement Notice within the required ninety-day period, or (ii) having so given the Disagreement Notice, Buyer subsequently reaches written agreement with Seller on the disputed items or amounts, or (iii) no such agreement is reached and the matter is submitted to the Independent Accountants and they issue their Report, then in all such cases neither party shall be entitled to subject the Closing Date Balance Sheet, the Closing Statement, such agreement or the Report to appeal to any court or tribunal. The fees and expenses of the Independent Accountants regarding the preparation and delivery of the Report shall be borne equally by Buyer and Seller. The fees and disbursements of Buyer's independent auditors incurred in connection with their review of the Closing Date Statement shall be borne by Buyer, and the fees and disbursements of Seller's independent auditors incurred in connection with preparation of the Closing Date Statement and review of any Disagreement Notice shall be borne by Seller.

          (f) Within five business days after the earliest to occur of (i) in the event no Disagreement Notice has been delivered by Buyer in accordance with
Section 1.6(d), the date that is ninety days after the Closing Date, (ii) mutual agreement in writing by Seller and Buyer as to the amount of the adjustment, if any, and

(iii) delivery of the Report to Seller and Buyer by the Independent Accountants, Buyer shall pay Seller an amount in cash equal to the amount by which Closing Net Assets exceeds Base Net Assets or Seller shall pay Buyer an amount in cash equal to the amount by which Base Net Assets exceeds Closing Net Assets, as the case may be, together, in either case, with interest in accordance with Section 1.6(g) below.

          (g) Any amount payable pursuant to this Section 1.6 will be made by wire transfer of immediately available funds to an account designated in writing by the party receiving such payment at least three business days prior to the date such payment is due and shall include interest, to the extent such amount payable is less than $25,000,000, at the Prime Rate (as hereinafter defined) as in effect on the Closing Date and, to the extent such amount payable is equal to or greater than $25,000,000, at the Prime Rate as in effect on the Closing Date plus 2% per annum, in each case from the Closing Date to the date the payment is made. Interest payable under the provisions of this Section 1.6 shall be computed on the basis of a 365-day year and actual days elapsed. As used in this Agreement, the term "Prime Rate" shall mean the rate of interest from time to time announced publicly by Morgan Guaranty Trust Company of New York as its base rate. The Initial Purchase Price, as adjusted pursuant to this Section 1.6, is herein referred to as the "Purchase Price."

          (h) From the Closing Date until the final determination of the amount of the adjustment, if any, each party and its representatives will have reasonable access to the Company and its employees and records in order to assist in such determination.

          1.7  Transactions.  All of the transactions contemplated by this
               ------------
Agreement and the Ancillary Agreements (other than the Merger Agreement and the Asset Agreement) shall be deemed to occur simultaneously on the Closing Date at the time set forth in Section 1.3 hereof, and no such transaction shall be deemed to have been consummated until all such transactions have been consummated. The transaction contemplated by the Merger Agreement and the Asset Agreement shall be deemed to occur immediately after the transactions referred to in the immediately preceding sentence. Substantially con-temporaneously with the purchase and sale of the Shares pursuant to this Agreement, Buyer intends to consummate the Financing as contemplated by Section
4.4 hereof (which is expected to include borrowings secured by properties and assets of the Company and its Subsidiaries) and, effective immediately after the purchase and sale of the Shares pursuant to the Agreement, to consummate the merger of Buyer with and into the Company, which shall be the surviving corporation thereof (pursuant to which the Company will assume, by operation of law, all liabilities of Buyer, including with respect to the Financing). Seller and the Company acknowledge such intentions and agree that the Financing and such merger shall be considered transactions contemplated by this Agreement for all purposes of this Agreement.


II.  RELATED MATTERS.
     ---------------

          2.1  Leases and Licenses.  Prior to or at the Closing, Seller shall
               -------------------
use its reasonable efforts (which shall not require Seller to incur any financial obligation to any party) to cause the owners of such assets as are described in Section 2.1 of the Disclosure Schedule (the "Scott Leased Assets") to either (A) to the extent required by the terms of such leases or licenses, consent to the assignment, transfer, sublease or sublicense to the Company or its Subsidiaries by Seller or its Subsidiaries and affiliates of their respective right, title and interest, whether legal or equitable, in and to the Scott Leased Assets, in which event (or in the event no such consent is required) Seller or its Subsidiaries and affiliates shall effect such assignment, transfer, sublease or sublicense, or (B) enter into a lease or license agreement, as the case may be, with the Company or its Subsidiaries on terms and conditions substantially in accord with those in effect on the date hereof between such owners and Seller or its Subsidiaries and affiliates with respect to the Scott Leased Assets. The term "Subsidiary" means, with respect to a specified person, any other person of which a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such specified person.

          2.2  Ancillary Agreements.  Prior to or at the Closing, Seller (or its
               --------------------
Subsidiaries or affiliates) and Buyer shall, and Seller shall cause the Company and, if the MESC Sale (as defined) has occurred, MESC to, enter into such of the following ancillary agreements to which each is a party on substantially the terms and conditions set forth in Exhibits 2.2(a) through 2.2(i), respectively, and otherwise in form and substance reasonably satisfactory to Seller and Buyer:

          (a) the Pulp Supply Agreement between Seller and the Company, substantially as set forth in Exhibit 2.2(a) hereto (the "Mobile Pulp Agreement");

          (b) the Energy Services Agreement between the Company and (i) if the Closing occurs prior to the sale by Seller to Mobile Energy Services Company ("MESC") of the energy complex located in Mobile, Alabama (the "MESC Sale"), Seller and (ii) if the Closing occurs simultaneously with or after the MESC Sale, MESC, substantially as set forth in Exhibit 2.2(b) hereto (the "Mobile Energy Agreement");

          (c) the Water and Effluent Agreement between Seller and the Company, substantially as set forth in Exhibit 2.2(c) hereto (the "Mobile Utilities Agreement");

          (d) the Shared Facilities and Services Agreement among Seller, the Company and, if the Closing occurs simultaneously with or after the MESC Sale, MESC, substantially as set forth in Exhibit 2.2(d) hereto (the "Mobile Shared Facilities Agreement");

          (e) Master Operating Agreement among Seller, the Company and, if the Closing occurs simultaneously with or after the MESC Sale, MESC, substantially as set forth in Exhibit 2.2(e) hereto (the "Mobile Operating Agreement");

          (f) Corporate Transition Services Agreement between Seller and the Company, substantially as set forth in Exhibit 2.2(f) hereto (the "Transition Agreement");

          (g) Trademark License Agreement between Seller and the Company, substantially as set forth in Exhibit 2.2(g) hereto (the "License Agreement");

          (h) Belgium Asset Purchase Agreement between Scott Continental N.V. and the Company, substantially as set forth in Exhibit 2.2(h) hereto (the "Asset Agreement"); and

          (i) Northeast Practices Agreement between Seller and the Company, substantially as set forth in Exhibit 2.2(i) hereto (the "Winslow Agreement").

          Prior to or at the Closing, Seller shall, if requested by Buyer no less than five business days prior to the Closing, cause the Company to enter into a merger agreement (the "Merger Agreement") pursuant to which Buyer shall merge with and into the Company, which shall be the surviving corporation thereof, immediately following the Closing. Such Merger Agreement shall be in form and substance reasonably satisfactory to Seller.

          Together, the Mobile Pulp Agreement, Mobile Energy Agreement, Mobile Utilities Agreement, Mobile Shared Facilities Agreement, Mobile Operating Agreement, Transition Agreement, License Agreement, Asset Agreement, Winslow Agreement and Merger Agreement are referred to herein as the "Ancillary Agreements."

          2.3  Intercompany Accounts.  On or prior to the Closing Date, Seller
               ---------------------
shall, and shall cause its Subsidiaries (including the Company) and affiliates to, take all actions necessary to settle as of the Closing all intercompany payables or receivables, indebtedness and other accounts between the Company and its Subsidiaries, on the one hand, and Seller and its respective Subsidiaries or affiliates (other than the Company and its Subsidiaries), on the other hand. No adjustment shall be made to the Initial Purchase Price or the Purchase Price as a result of any such cancellation.

          2.4  Resignations.  At the Closing, Seller shall cause to be delivered
               ------------
to Buyer and the Company duly signed resignations (from the members of the applicable board of directors), effective as of the Closing, of all directors of the Company and each of its Subsidiaries and shall take such other action as is necessary to accomplish the foregoing.

III.  REPRESENTATIONS AND WARRANTIES OF SELLER.
      ----------------------------------------

          Solely for the purposes of the representations and warranties of Seller set forth in Article III (other than Section 3.9(c), 3.9A, 3.11(b), the second sentence of Section 3.16 and Section 3.23), unless the context otherwise requires, any reference to "the Company and its Subsidiaries" in this Article III means the Continuing Business as though on or prior to the date hereof Seller had assigned or transferred or otherwise caused to be assigned or transferred to the Company all right, title and interest of Seller (or Seller's Subsidiaries and affiliates, other than the Company) to the Scott Assets (as hereinafter defined). Seller represents and warrants to Buyer as follows:

          3.1  Organization of Seller; Authority.  Seller is a corporation duly
               ---------------------------------
organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and corporate authority to enter into this Agreement and such of the Ancillary Agreements to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and by Seller or the Company of such Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller or the Company, as the case may be. This Agreement has been (and each such Ancillary Agreement upon execution and delivery will be) duly executed and delivered by each such party thereto and constitutes (and each such Ancillary Agreement, upon execution and delivery, will constitute) a legal, valid and binding obligation of such of Seller and the Company as is a party thereto, enforceable against such party thereto in accordance with its and their respective terms.

          3.2  Title to Shares.  Seller has good and valid title to the Shares,
               ---------------
free and clear of all Liens, and upon delivery to Buyer at the Closing of a certificate or certificates representing the Shares, duly endorsed by Seller for transfer to Buyer or accompanied by stock powers duly executed in blank, and upon receipt by Seller of the Initial Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any Liens. Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

          3.3  Organization and Qualification of the Company.  Each of the
               ---------------------------------------------
Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction listed as its jurisdiction of incorporation in Section 3.3 of the Disclosure Schedule and has all requisite corporate power and corporate authority to own, lease and operate the properties it owns, leases or operates and to conduct its business as conducted on the date hereof. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). A list of the jurisdictions in which the Company and its Subsidiaries are so qualified is set forth in Section 3.3 of the Disclosure Schedule. Seller has made available to Buyer (i) complete and correct copies of the Articles of Incorporation and Bylaws of the Company, as in effect as of the date of this Agreement, and the comparable governing instruments, as in effect as of the date of this Agreement, of the Company's Subsidiaries and (ii) each document listed in or described in the Disclosure Schedule, which are complete and correct in all material respects. The stock certificate and transfer books and the minute books of the Company and each of its Subsidiaries (which have been made available for inspection by Buyer prior to the date hereof) are true and complete in all material respects.

          3.4  Capitalization.  The authorized capital stock of the Company
               --------------
consists of 1,000 shares of common
stock, no par value, of which 1,000 shares, constituting the Shares, are validly issued and outstanding, fully paid and nonassessable. The Shares are owned of record and beneficially by Seller. Such Shares have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding. There are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments pursuant to which Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company, or which give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company. Except as set forth in Section 3.4 of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which stockholders of the Company may vote.

          3.5  Subsidiaries.  Except as set forth in Section 3.5 of the
               ------------
Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity interest in or of any corporation, partnership, joint venture or other entity.

          3.5A  Capitalization of Subsidiaries.  The authorized capital stock of
                ------------------------------
Presumpscot Water Power Co., a wholly owned Subsidiary of the Company ("Presumpscot"), consists of 3,000 shares of common stock, $100 par value, of which 2,295 shares are owned by the Company. The authorized capital stock of Skylark, Inc., a wholly owned Subsidiary of the Company ("Skylark"), consists of 1,000 shares of common stock, $100 par value, of which 26 shares are owned by the Company (the issued and outstanding shares of common stock of Presumpscot and Skylark, respectively, are collectively referred to herein as the "Subsidiary Shares"). The Subsidiary Shares are validly issued and outstanding, fully paid and nonassessable. The Subsidiary Shares are owned of record and beneficially by the Company. Such Subsidiary Shares have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights. Except for the Subsidiary Shares, there are no shares of capital stock or other equity securities of either Presumpscot or

Skylark outstanding. There no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments pursuant to which Seller or any of its affiliates (including the Company) is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Presumpscot or Skylark, or which give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of Presumpscot or Skylark. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which stockholders of Presumpscot or Skylark may vote.

          3.6  No Violation; Consents and Approvals.  Except as set forth in
               ------------------------------------
Section 3.6 of the Disclosure Schedule, the execution and delivery by Seller of this Agreement and by Seller or the Company of such of the Ancillary Agreements to which Seller or the Company is a party does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (a) any provision of the Articles of Incorporation or Bylaws of Seller, the Company or any of the Subsidiaries of the Company, (b) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Seller, the Company or any of the Subsidiaries of the Company or the property or assets of Seller, the Company or such Subsidiaries or (c) any material note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Seller, the Company or any of the Subsidiaries of the Company is a party or by which Seller, the Company or such Subsidiaries or any of their respective assets may be bound. Except as set forth in Section
3.6 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity, au-thority or instrumentality, domestic or foreign (a "Governmental Entity") or any third person, is required to be obtained or made by or with respect to Seller, the Company, any of the Subsidiaries of the Company or their respective affiliates in connection with the execution and delivery of this Agreement or such of the Ancillary Agreements to which such persons are a party, or the consummation by such persons of the transactions contemplated hereby and thereby, other than, in each case, (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and under foreign laws regulating competition, (ii) compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) compliance with and filings under Federal and state environmental statutes as described in Section 3.6 of the Disclosure Schedule and (iv) those which may be required solely by reason of Sappi's or Buyer's or any of their respective affiliates (as opposed to any other third party's) participation in the transactions contemplated hereby and thereby.

          3.7  Financial Statements; Undisclosed Liabilities.
               ---------------------------------------------

          (a) Section 3.7 of the Disclosure Schedule sets forth the June Balance Sheet. Except as set forth in Section 3.7 of the Disclosure Schedule, the June Balance Sheet (a) presents fairly, in all material respects, the financial condition of the Continuing Business as of the date indicated and (b) has been prepared on a basis consistent with normal accounting practices of the Company including, without limitation, those listed in Section 3.7 of the Disclosure Schedule.

          (b) As promptly as practicable after the date hereof, but in no event later than October 25, 1994, Seller shall provide Buyer, (x) combined financial statements reflecting the financial position of the Continuing Business at December 26, 1992, December 25, 1993, and September 24, 1994, and the results of its operations and its cash flows for each of the one-year periods ended December 26, 1992 and December 25, 1993 and the nine months ended September 24, 1994 (together, the "Audited Financial Statements"), and unaudited combined financial statements reflecting the financial position of the Continuing Business at September 25, 1993, and the re-sults of its operations and its cash flows for the nine-month period ended on such date (such financial statements, together with the Audited Financial Statements, the "Financial Statements"), all prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods presented ("U.S. GAAP") and the requirements of the SEC applicable to financial statements included in a registration statement on Form S-1 filed with the SEC in connection with a public offering of debt securities and all in a form suitable for inclusion in such a registration statement and (ii) a signed, unqualified audit report thereon (other than with respect to the financial statements as of and for the nine month period ended September 25, 1993) of Coopers & Lybrand. The Financial Statements will present fairly, in all material respects, the financial condition and the results of operations of the Continuing Business as of the dates and for the periods indicated (except in the case of the Financial Statements as at and for the period ended September 25, 1993, which may be subject to normal year-end adjustments). Seller shall use reasonable efforts to provide selected financial data of the Continuing Business at December 31, 1989, December 31, 1990 and December 31, 1991 and for the one year periods ended on such dates in a form that satisfies the requirements of
Item 301 of Regulation S-K under the Securities Act of 1933 (the "Selected Financial Data") by October 25, 1994 or as soon as reasonably practicable thereafter.

          (c) Section 3.7(c) of the Disclosure Schedule sets forth the combined financial statements reflecting the financial position of the Continuing Business at December 26, 1992, December 25, 1993 and June 25, 1994 and the results of its operations for each of the one-year periods ended December 26, 1992 and December 25, 1993 and the six-month period ended June 25, 1994. Except as set forth in Section 3.7(c) of the Disclosure Schedule, such financial statements (a) present fairly, in all material respects, the financial condition and the results of operations of the Company as of the dates and for the periods indicated and (b) have been prepared on a basis consistent with normal accounting practices of the Company including, without limitation, those listed in Section 3.7 of the Disclosure Schedule.

          (d)  Undisclosed Liabilities.  To the knowledge of Seller, neither the
               -----------------------
Company nor any of its Subsidiaries has incurred any material liability or material obligation which would be required to be reflected in the Financial Statements under GAAP, other than (a) such as have been reflected in the June Balance Sheet and (b) such as have been incurred by the Company or its Subsidiaries in the ordinary course of business since June 25, 1994.

          3.8  Absence of Certain Changes or Events.  Except as set forth in
               ------------------------------------
Section 3.8 of the Disclosure Schedule, during the period from the date of the June Balance Sheet to the date of this Agreement, (i) the Company and its Subsidiaries have operated their respective businesses only in the ordinary course consistent with past practice and have made reasonable efforts consistent with past practice to preserve the Company's and its Subsidiaries' relationships with customers, suppliers, distributors, lenders, creditors and others with whom the Company or any of its Subsidiaries deals, (ii) the Company and its Subsidiaries have not engaged in or taken any of the activities, prohibited to be taken by the Company and its Subsidiaries during the period from the date of this Agreement to the Closing Date by Section 5.1 hereof, and (iii) there have occurred no changes or events which, individually or in the aggregate, have resulted in or could reasonably be expected to result in a Material Adverse Effect.

          3.9  Title to Personal Property.  (a)  Except as set forth in Section
               --------------------------
3.9(a) of the Disclosure Schedule, the Company or one of it Subsidiaries has good and valid title to, or a valid and enforceable right to use, all personal property (whether tangible or intangible) which is used in or necessary for the conduct of the business of the Continuing Business as conducted on the date hereof (the "Personal Property") (except such as have been sold or otherwise disposed of after the date hereof in the ordinary course of business and in accordance with Section 5.1 hereof, and accounts, bills and notes receivables subsequently collected), in each case, free and clear of all Liens, other than
(i) mechanics', carriers', workmen's, repairmen's or similar liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (ii) liens or security interests for taxes, as-sessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty and for which adequate reserves have been made in the Financial Statements in accordance with U.S. GAAP and (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use of the property to which they relate in the conduct of the Continuing Business as conducted on the date hereof or detract materially from the value of such assets (the Liens described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as the "Permitted Liens").

          (b) All the material tangible personal property of the Company and its Subsidiaries has been maintained in all material respects in accordance with the past practice of the Company and its Subsidiaries.

          (c) Section 3.9(c) of the Disclosure Schedule identifies all material assets owned by Seller (or Seller's Subsidiaries and affiliates, other than the Company and its Subsidiaries) that are used in or necessary to the conduct of the Continuing Business as conducted on the date hereof.

          3.9A.  Scott Leased Assets.  Section 2.1 of the Disclosure Schedule
                 -------------------
describes all material assets that are leased by or licensed to Seller or its Subsidiaries and affiliates (other than the Company and its Subsidiaries) by third parties (and identifies for each such asset the third party whose consent is required for the transfer of such asset to the Company) that are used in or necessary for the conduct of the Continuing Business as conducted on the date hereof.

          3.10  Title to Real Property.
                ----------------------

          (a) As used in this Agreement, the term "Real Property" shall mean all real property and interests in real property owned in fee or leased by the Company and its Subsidiaries, including, without limitation, the Mill Sites and the Timberlands (in each case, as hereinafter defined), as described in Section 3.10(a) of the Disclosure Schedule (which Section sets forth a reasonably detailed description of each parcel of Real Property, including an indication as to whether a parcel is owned in fee or leased and, if leased, the material terms of such lease). Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Real Property constitutes all real property and interests in real property used in or necessary for the conduct of the business of the Continuing Business as conducted on the date hereof.

          (b) As used in this Agreement, the term "Mill Sites" shall mean the Real Property as described in Section 3.10(b) of the Disclosure Schedule.

          (c) As used in this Agreement, the term "Mill Sites Permitted Liens" shall mean:

          (i) All building codes, planning commission regulations and zoning ordinances and other similar laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such governmental authority affecting the Mill Sites, including, riparian rights and rights of navigational servitude of the United States of America or the state in which such Mill Site is located;

          (ii) All recorded easements, licenses or flowage rights, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters and the unrecorded agreements set forth on Section 3.10(c), in each case located over or under the Mill Sites as granted in the usual course of business;

          (iii) All immaterial encroachments, overlaps, boundary line disputes, shortages in area and other matters not of record which would be disclosed by an accurate survey or physical inspection of the Mill Sites;

          (iv)  All existing public roads and streets; and

          (v) All minerals of whatever kind and character, including, without limitation, all metals, precious and base, metallic and non-metallic minerals, all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores located on, in or under each of the Mill Sites and all rights with respect to the mining, extraction and removal of the minerals so located, which have heretofore been granted or leased to, or excepted or reserved by persons or entities (other than Seller or any of its affiliates) all in accordance with the terms set forth in such grant, lease, exception or reservation.

          (d) As used in this Agreement, the term "Timberlands" shall mean the Real Property as described in Section 3.10(d) of the Disclosure Schedule.

          (e) As used in this Agreement, the term "Timberlands Permitted Liens" shall mean:

          (i) All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such authority affecting the Timberlands, including those of the Land Use Regulatory Commission of the State of Maine, and
(B) riparian rights and rights of navigational servitude) of the United States of America or the State of Maine;

          (ii) All recorded easements, licenses, flowage rights, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters and the unrecorded agreements set forth on Section 3.10(d) of the Disclosure Schedule, in each case, located on, over or under the Timberlands granted in the usual course of business;

          (iii) All immaterial encroachments, overlaps, boundary line disputes, shortages in area, cemeteries and burial grounds and other similar matters not of record which would be disclosed by an accurate survey or inspection of the Timberlands;

          (iv) All existing public and private roads and streets (whether dedicated or undedicated);

          (v) All minerals of whatever kind and character, including, without limitation, all metals, precious and base, metallic and non-metallic minerals, all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores located on, in or under each of the Timberlands and all rights with respect to the mining, extraction and removal of the minerals so located, which have heretofore been granted or leased to, or excepted or reserved by persons or entities (other than Seller or any of its affiliates), all in accordance with the terms set forth in such grant, lease, exception or reservation;

          (vi) All existing leases, licenses and other agreements, if any, for roads and research, bridges, boat ramps, woodyards, forestry practice and research activities, hunting and fishing (including cabins and camps relating thereto) and other residential and recreational purposes, whether or not of record;

          (vii) Timber cutting and hauling contracts and timber sales agreements and similar agreements which have been entered into by the Company in the ordinary course of business as described on Section 3.10(d) of the Disclosure Schedule;

          (viii) Any immaterial loss or claim that may arise by reason of or in connection with any indefiniteness or uncertainty in the legal descriptions of the Timberlands;

          (ix) Any immaterial loss or claim due to lack of access to any portion of the Timberlands;

          (x) Rights, if any, of persons in possession, with or without the consent of the owner of the Timberlands.

          (f) Except as set forth in Section 3.10(b), 3.10(d) or 3.10(f) of the Disclosure Schedule, the Company or one of its Subsidiaries has (i) such title to all Real Property owned by it as required for the conduct of its business as conducted on the date hereof, including, without limitation, good and marketable fee title to the Real Property which are Mill Sites and Timberlands and (ii) valid and subsisting leasehold interests in all Real Property leased by it, in each case, free and clear of all mortgages, liens, security interests, easements, covenants, options, rights of refusal, rights-of-way and other encumbrances or restrictions of any nature whatsoever, except (A) with respect to all Real Property, including, without limitation, the Mill Sites and Timberlands, the Permitted Liens, (B) with respect to the Mill

Sites, the Mill Sites Permitted Liens and (C) with respect to the Timberlands, the Timberlands Permitted Liens. The Mill Site Permitted Liens and the Timberlands Permitted Liens do not, individually or in the aggregate, materially impair the continued use and operation of the Real Property to which they relate in the Continuing Business as presently conducted.

          3.11  Intellectual Property.
                ---------------------

          (a) Section 3.11(a) of the Disclosure Schedule sets forth a complete list of all material patents, trademarks (registered or unregistered), trade names, service marks, assumed names and copyrights (such items, together with all applications therefor and all other material intellectual property and proprietary rights whether or not subject to statutory registration or protection of the Company or any of its Subsidiaries that are used in or necessary for the conduct of the business of the Company and its Subsidiaries as conducted on the date hereof, being collectively referred to herein as the "Intellectual Property") owned, filed or licensed by the Company or any of its Subsidiaries or used in or necessary for the conduct of the business of the Company and its Subsidiaries as conducted on the date hereof, including, to the extent available, the following: the owner thereof, the date (if any) on which the exclusive right to the use thereof expires, if applicable, and, with respect to registered trademarks, all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers and the date on which such registration must be renewed.

          (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company or one of its Subsidiaries has full title to the Intellectual Property used in or necessary for the conduct of its business as conducted on the date hereof, free and clear of all Liens, and no material claims have been asserted of which the Company or any of its Subsidiaries has been given notice by any person with respect to the use by the Company or any of its Subsidiaries of the Intellectual Property.

          (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, the Company or one of its Subsidiaries have the right to use, execute, reproduce, dis-play, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, such of the Intellectual Property as the Company or one of its Subsidiaries own and the right to use all other Intellectual Property, and the consummation of the transactions contemplated hereby will not materially conflict with, alter or impair any such rights.

          (d) Except as set forth in Section 3.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted any options, licenses or agreements of any kind relating to Intellectual Property or the marketing or distribution thereof. Neither the Company nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other person, except as set forth in Section 3.11 of the Disclosure Schedule. To the knowledge of the Company, the use of the Intellectual Property listed in Schedule 3.11 in the business of the Company and its Subsidiaries as presently conducted does not and would not reasonably be expected to violate, conflict with or infringe the intellectual property of any other person relating to the Warren Products currently sold in the United States. Except as set forth in Section 3.11(d) of the Disclosure Schedule, neither Seller, the Company nor any of its Subsidiaries is aware of any material infringement or improper use of the Intellectual Property by any other person.

          (e) The Intellectual Property listed in Section 3.11(a) of the Disclosure Schedule has been maintained in confidence in accordance with the Company's customary practice.

          3.12  Litigation.  Section 3.12 of the Disclosure Schedule sets forth
                ----------
a description (including, to the extent reasonably available, the nature of the action, the amount in controversy and any non-monetary relief sought) of each claim, action, suit, investigation or proceeding pending or, to the knowledge of Seller, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets, operations or businesses, at law or in equity, by or before any Governmental Entity, or by or on behalf of any third party, which (i) relates to or involves more than

$100,000, (ii) presents in large degree the same legal and factual issues as other actions or claims which, in the aggregate, relate to or involve more than $500,000, (iii) seeks any material injunctive relief or (iv) directly relates to the transactions contemplated by this Agreement or the Ancillary Agreements. Except as noted in Section 3.12 of the Disclosure Schedule, none of the lawsuits or claims listed therein as to which there is a reasonable possibility of adverse determination would reasonably be expected to have, if so determined, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Seller, except as set forth in Section 3.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or businesses. Except as set forth in Section 3.12 of the Disclosure Schedule, there is no material lawsuit or claim by the Company or any of its Subsidiaries pending, or which the Company or any such Subsidiary intends to initiate, against any other person. Except as set forth in Section 3.12 of the Disclosure Schedule, to the knowledge of Seller, there is no pending investigation of or affecting the Company or any of its Subsidiaries by any Governmental Entity nor has the Company received written notice of any such threatened investigation.

          3.13  Employee Benefit Plans.
                ----------------------

          (a) Section 3.13(a) of the Disclosure Schedule sets forth a complete list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan"), and each other plan or written arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to by Seller or the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any of its

Subsidiaries (all the foregoing being herein called "Benefit Plans"). Seller has made available to Buyer true, complete and correct copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries, and (iv) each trust agreement relating to each Benefit Plan qualified and exempt from Federal income taxes under Section 401(a) of the Code. To the knowledge of Seller, each such Form 5500 and each such summary plan description (or similar document) was as of the date thereof true, complete and correct in all material respects.

          (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable Federal or foreign laws. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed and, to the knowledge of Seller all reports, returns and similar documents actually filed or distributed were true, complete and correct in all material respects.

          (c) All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable,
Section 302 of ERISA or Section 412 of the Code, have been timely made. There has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan (hereinafter a "Company Pension Plan"). No Company Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year. All such contributions to, and payments from, the Benefit Plans, except those pay-ments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the June Balance Sheet and in the books and records of the Company on the Closing Date.

          (d) Each Company Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of Seller, revocation has not been threatened; no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Company Pension Plan; and such Company Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification or require security under Section 307 of ERISA. Seller has made available to Buyer a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. Seller has also made available to Buyer a marked copy of each Company Pension Plan showing changes made from the text thereof, as submitted to the Internal Revenue Service in connection with the most recent determination letter therefor. No event has occurred that could subject any Company Pension Plan to tax under Section 511 of the Code.

          (e)  Section 3.13(e) of the Disclosure Schedule, discloses whether:
(i) any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves any Benefit Plan; (ii) any Company Pension Plan has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder); and (iii) to the Company's knowledge, the Company, any of its Subsidiaries or any fiduciary of any Benefit Plan has engaged in any transaction or acted in a manner that would, or has failed to act so as to, subject the Company, any such Subsidiary or fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

          (f) Seller has made available to Buyer the most recent actuarial report or valuation with respect to each Defined Benefit Plan. The information supplied to the actuary by Seller, the Company or any Subsidiary of the Company for use in preparing those reports or valuations was complete and accurate in all material respects and neither the Company nor Seller has any reason to believe that the conclusions expressed in those reports or valuations are incorrect. To the knowledge of Seller, there are not any facts or circumstances that would materially change the funded status of any such Defined Benefit Plan since the date of such actuarial report, other than (i) amendments thereto for incentive retirements and (ii) changes in the market value of assets after the date of this Agreement.

          (g) No Commonly Controlled Entity has incurred any liability to a Pension Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due), which liability has not been fully paid as of the date hereof.

          (h) Prior to the Closing Date, no Commonly Controlled Entity has (i) engaged in a transaction described in Section 4069 of ERISA that could subject the Company to liability at any time after the date hereof or (ii) acted in a manner that could, or failed to act so as to, result in fines, penalties, taxes or related charges under (A) Section 502(c), (i) or (1) of ERISA, (B) Section 4071 of ERISA or (C) Chapter 43 of the Code.

          (i) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or has withdrawn from any such multiemployer plan where such withdrawal has resulted or could result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

          (j) There are no pending investigations by any Governmental Entity, termination proceedings, other claims (other than routine claims for benefits) or other suits or proceedings against any of the Benefit Plans that would give rise to any material liability of the Company.

          (k) The Company and its Subsidiaries comply in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in
Section 5000(b)(1) of the Code.

          (l) No Continuing Employee (as hereinafter defined) will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Pension Plan qualified and exempt from Federal income taxes under Sections 401(a) and 5.01(a), respectively, of the Code or under any Welfare Plan as a result of the transactions contemplated by this Agreement.

          (m) During the period beginning on January 1, 1994, and ending on the date of this Agreement, there has been no change (i) in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or (ii) in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined.

          (n) Section 3.13(n) of the Disclosure Schedule provides an estimate of the liability of the Company and each of its Subsidiaries for "postemployment benefits" as defined in Statement of Financial Accounting Standards No. 112 ("FAS 112") that would have been required to be accrued on the June Balance Sheet if FAS 112 had been in effect for the period reflected thereon.

          (o) No Continuing Employee, as defined in Section 6.2, has received or will receive prior to the Closing Date notification from Seller or the Company that his employment will be terminated on or after the thirtieth day after the Closing Date. All the employees (other than two) of the Company who have been identified prior to the date of this Agreement to be terminated (involuntarily or by retirement) and who have been notified of such termination shall be terminated on or prior to December 1, 1994. The costs associated with such terminations shall be the sole responsibility of Seller.

          3.14  Taxes.
                -----

          (a) For purposes of this Agreement, (A) "Tax" or "Taxes" means all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales (including bulk sales), use, ad valorem, intangibles, receipts, severance, single business, value added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, customs, net worth, estimated, capital, gains, transfer, stamp, documentary, social security, alternative minimum, accumulated earnings, goods and services, recapture, recording, severance, environmental (including taxes under Section 59A of the Code), occupation and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (B) "Taxing Authority" means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority; and (C) "Return" or "Returns" means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information filed with respect to any of the foregoing, maintained, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

          (b) The Company and each of its Subsidiaries, and each consolidated, combined, unitary, affiliated or aggregate group of which the Company or any of its Subsidiaries is or has ever been a member (an "Affiliated Group"), has timely filed (taking into account applicable extensions) with the appropriate Taxing Authority all Returns relating to the Company, the Subsidiaries or the Continuing Business required to be filed by it prior to the Closing Date and each such Return was complete and correct in all material respects at the time of filing.

          (c) The Company and its Subsidiaries, or Seller on their behalf, have paid all Taxes that they are required to have paid.

          (d) No liens for Taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries.

          (e) Except as set forth in Section 3.14(e) of the Disclosure Schedule, no deficiency for any Tax has been asserted in writing against the Company or any of its Subsidiaries.

          (f) Immediately prior to the Closing the Company and each of its Subsidiaries will be members of the consolidated group, within the meaning of Treas. Reg. Section 1.1502-1(h), of which Seller is the common parent.

          (g) There are no circumstances under which any payment or other entitlement under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan (as defined in Section 3.13(a) hereof) currently in effect that could be received by any person who is a "disqualified individual" with respect to the Company or any of its Subsidiaries (as such term is defined in proposed Treasury Regulation Section 1.280G-1) could be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), taking into account only payments or entitlements that could be received by such person under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect.

          (h) None of the Company or any of its Subsidiaries will be required to include in a taxable period on or after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date, including as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.

          (i) Except as set forth on Section 3.14(m) of the Disclosure Schedule, none of the Company or any of its Subsidiaries will be required in a taxable period beginning on or after the Closing Date to include any amount in income pursuant to Section 481 of the Code (or any comparable provisions of state, local or foreign law), by reason of a change in accounting methods or otherwise, as a result of actions taken prior to the Closing Date.

          (j) Section 3.14(j) of the Disclosure Schedule lists the years which are under audit and the years for which the relevant statute of limitations has not expired for the following tax jurisdictions: federal, Maine, Alabama, Massachusetts, New York, and Michigan.

          3.15  Contracts and Commitments.  Section 3.15 of the Disclosure
                -------------------------
Schedule sets forth a list of all of the following agreements, contracts and commitments, whether written or oral (other than the Ancillary Agreements), to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective assets are bound (which list identifies (where the context does not otherwise so indicate), for each such agreement, contract or commitment, the clauses set forth below applicable thereto and the annual cash expenditures or revenues of the Company in respect thereof):

          (a) employment agreements or severance agreements or employee termination arrangements that are not terminable at will by the Company without penalty;

          (b) collective bargaining agreements or other contracts with any labor union;

          (c) covenants not to compete in any business or geographic area or not to engage in any business activity or restricting the development, manufacture, marketing or distribution of any products or services;

          (d) agreements or contracts involving obligations in excess of $100,000 with Seller or any of its affiliates (other than the Company or any of its Subsidiaries) or any current or former officer, director or employee of the Company, any of its Subsidiaries or Seller or any of such affiliates (other than employment and severance agreements covered by clause (a) above);

          (e) agreements, contracts or other instruments under which the Company or any of its Subsidiaries has borrowed or loaned money, or any note, bond, indenture or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, other than advances to employees in the ordinary course of business and extension of credit to the trade;

          (f) joint venture agreements or other agreements involving the sharing of profits;

          (g) leases or similar agreements involving obligations in excess of $200,000 in any twelve month period and which are not terminable by the Company or such Subsidiary at any time by notice of not more than twelve months for a cost of less than $200,000 under which (A) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or any of its Subsidiaries is a lessor or sub-lessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or such Subsidiary;

          (h) powers of attorney from the Company or any of its Subsidiaries, other than such as have been granted to customs brokers in the ordinary course of business;

          (i) agreements, contracts or other instruments involving obligations in excess of $200,000 (including so-called take-or-pay or keepwell agreements) under which (A) any person (including the Company or any of its Subsidiaries) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

          (j) agreements, contracts or other instruments under which the Company or any of its Subsidiaries has, directly or indirectly, made any capital contribution to, or other investment in, any person (other than the Company or any of its Subsidiaries or the extension of credit to the trade);

          (k) agreements or instruments providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor person;

          (l) (A) continuing contracts for the purchase of materials (including raw materials and inventory), supplies or equipment, (B) management, service, consult-ing or other similar type of contracts or (C) advertising agreements or arrangements, in each case, involving obligations in excess of $200,000 in any twelve month period which are not terminable by the Company or such Subsidiary at any time upon notice of not more than 12 months;

          (m) material licenses, options or other agreements relating in whole or part to the Intellectual Property set forth in Section 3.11 of the Disclosure Schedule (including any license or other agreement under which the Company or any of its Subsidiaries is licensee or licensor of any such Intellectual Property); and

          (n) any other agreement, contract or commitment not entered into in the ordinary course of business;

provided, however, that the following agreements, contracts and commitments need
- --------  -------
not and are not listed in Section 3.15 of the Disclosure Schedule: (i) contracts and orders for the purchase or sale of raw materials or inventory in the ordinary course of business and which do not have a remaining term in excess of six months after the date of this Agreement, (ii) in the case of agreements, contracts or commitments described in clause (n) above, such agreements or other commitments which may be terminated by the Company or any of its Subsidiaries at any time upon notice of twelve months or less and at a cost of less than $200,000 and (iii) in the case of agreements, contracts or commitments described in clause (n) above, such agreements or other commitments as are not material to the continued conduct of the business of the Company or any of its Subsidiaries as conducted on the date hereof and as will not result in future annual expenditures or receipts by the Company or any of its Subsidiaries at any time of $200,000 or more. Except as set forth in Section 3.15 of the Disclosure Schedule, each agreement, contract, lease, license, commitment or instrument of the Company or any of its Subsidiaries listed in the Disclosure Schedule hereto (collectively, the "Contracts") is valid, binding and in full force and effect and is enforceable by the Company or the relevant Subsidiary in accordance with its terms. Except as set forth in Section 3.15 of the Disclosure Schedule, Seller, its affiliates, the Company and its Subsidiaries have performed in all material respects all obligations required to be performed by them to date under the material

Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any of the material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

          3.16  Compliance with Laws.  Except as set forth in Section 3.16 of
                --------------------
the Disclosure Schedule, each of the Company and its Subsidiaries is, and, to the knowledge of Seller, has been during the two-year period ending on the date hereof, in compliance in all material respects with all applicable laws, statutes, ordinances, rules, regulations and orders (collectively, referred to in this Section 3.16 as "laws") of all Governmental Entities, except for (a) ERISA and other laws applicable to the Plans, which are addressed in Section
3.13 hereof; (b) laws regarding the payment of Taxes, which are addressed in
Section 3.14 hereof; (c) laws regarding employment and employment practices, which are addressed in Section 3.18 hereof; and (d) environmental laws, which are addressed in Section 3.19 hereof. Except as set forth in Section 3.16 of the Disclosure Schedule, the Company and its Subsidiaries possess all material permits, certificates, licenses, approvals, governmental franchises and other authorizations required under applicable laws (other than those referred to in clauses (a)-(d) above) in connection with the conduct of their respective businesses as conducted on the date hereof and the ownership of their respective assets and properties, and all such material permits, certificates, licenses, approvals, governmental franchises and other authorizations are validly held and in full force and effect and the Company or the relevant Subsidiary has complied in all material respects with the terms and conditions thereof. Section 3.16 of the Disclosure Schedule lists all material permits, certificates, licenses, approvals and governmental franchises granted to Seller by Governmental Entities which are necessary for the conduct of the business of the Company and its Subsidiaries as now conducted. Such material permits, certificates, licenses, approvals and other authorizations will not be subject to suspension, revocation or termination as a result of the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. Except as set forth in Section 3.16 of the Disclosure Schedule, none of Seller, the Company or any of the Subsidiaries of the Company has received any written communication during the past two years from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any applicable laws (other than those referred to in clauses (a)-
(d) above). All such material permits, certificates, licenses, approvals, governmental franchises and other authorizations which are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any Subsidiary shall be deemed included under this warranty.

          3.17  Insurance.  Seller and the Company maintain policies of fire and
                ---------
casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are, in the reasonable judgment of the Company, reasonable for the conduct of the business as conducted on the date hereof and the assets of the Company. Section
3.17 of the Disclosure Schedule sets forth a list of such insurance policies as are in full force and effect as of the date of this Agreement, which policies Seller shall, or shall cause the Company to, maintain in full force and effect during the period from the date of this Agreement through the Closing Date.

          3.18  Labor Matters.  Except as set forth in Section 3.18 of the
                -------------
Disclosure Schedule, (a) each of the Company and its Subsidiaries is and, to the knowledge of Seller, has been during the two-year period ending on the date hereof, in compliance in all material respects with all applicable laws regarding employment and employment practices, (b) there are no unfair labor practice charges or complaints against the Company or its Subsidiaries brought before the National Labor Relations Board nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements with respect to the business of the Company or its Subsidiaries, nor, to the knowledge of Seller, is any such charge, complaint, grievance or proceeding threatened, (c) there is no, and during the past two years there has not been any, labor strike, material slowdown or work stoppage pending or, to the knowledge of Seller, threatened against the Company or its Subsidiaries and (d) there is no charge or complaint pending or, to the knowledge of Seller, threatened against the Company or its Subsidiaries before the Equal Employment Opportunity Commission or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices. Neither the Company nor any Subsidiary has received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of or relating to the Company or its Subsidiaries, and no such investigation is in progress.

          3.19  Environmental.  With respect to paragraphs (a)-(f) below, except
                -------------
as set forth in Section 3.19 of the Disclosure Schedule:

          (a) The Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws (as hereinafter defined), which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and governmental authorizations required under Environmental Laws ("Environmental Permits"), and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any oral or written communication from any Governmental Entity that alleges that the Company or a Subsidiary thereof is not in such compliance.

          (b) There are no material Environmental Claims (as hereinafter defined) pending or, to the knowledge of Seller, threatened against the Company or any of its Subsidiaries.

          (c) To the best knowledge of Seller after due inquiry, there have been no releases or threatened releases (as those terms are defined under Environmental Law) of Hazardous Substances on, from or adjacent to any real property currently or formerly owned or operated by the Company or any its Subsidiaries which have given rise, or could reasonably be expected to give rise, to material liability to the Company or any of its Subsidiaries under Environmental Law.

          (d) Seller is in compliance in all material respects with its National Pollutant Discharge Elimination System permit and the requirements of law regarding the disposal of solid waste at the Mobile, Alabama facility.

          (e) Neither the Company nor any of its Subsidiaries has been named a potentially responsible party at any site included on the federal National Priorities List (as that term is defined under Environmental Law) or any site listed for investigation or remediation under any analogous state law.

          (f) To the best knowledge of Seller, all material Environmental Permits are freely transferable to the Company under the circumstances presented by the current transactions.

          (g)  As used in this Agreement:

          (i) the term "Environmental Claim" means any claim, action, investigation, injunction, decree, order, outstanding judgment, suit, proceeding, lien or written notice by any person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, clean-up costs, governmental response and oversight costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          (ii) the term "Environmental Laws" means all applicable federal, state, local and foreign laws and regulations in effect as of the Closing Date, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to (A) occupational safety and health to the extent it relates to exposure to Hazardous Substances, (B) emissions, discharges, releases or threatened releases of Hazardous Substances, or (C) otherwise relating to exposure to or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          (iii) the term "Hazardous Substances" means (A) pollutants, contaminants, hazardous wastes, toxic substances and hazardous substances, as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Resource
                                               -------
Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Clean Air Act, 42
                                              -------
U.S.C. 7401 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Toxic
            -------                                      -------
Substances Control Act, 15 U.S.C. 2601 et seq., the Occupational Safety and
                                       -- ----
Health Act, 29 U.S.C. 651 et seq., the Emergency Planning and Community Right-
                          -- ----
to-Know Act, 42 U.S.C. 11001 et seq., the Safe Drinking Water Act, 42 U.S.C.
                             -- ----
300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et
       -- ----                                                             --
seq., including any amendments thereto and any regulations promulgated
- ----
thereunder, (B) oil and petroleum products, (C) asbestos and asbestos containing materials and (D) polychlorinated biphenyls ("PCBs") or PCB-containing materials.

          3.20  Entire Business.  Except as set forth in Section 3.20 of the
                ---------------
Disclosure Schedule, the assets, properties and rights owned, leased by or licensed to the Company and its Subsidiaries and reflected in the Financial Statements, including, without limitation, the Personal Property, the Real Property and the Intellectual Property, together with the Scott Leased Assets and the rights and obligations of the Company under the Ancillary Agreements, constitute all of the tangible and intangible property used in or necessary to the conduct of the business of the Company and its Subsidiaries in substantially the manner conducted on the date hereof and the rights of the Company and its Subsidiaries therein are, and immediately after the Closing will be, sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

          3.21  Brokers.  Except for Goldman, Sachs & Co., Salomon Brothers Inc
                -------
and Chase Manhattan Bank, N.A., no broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby or by the Ancillary Agreements by reason of any action taken by Seller, the Company or any Subsidiary of the Company or any of their respective directors, officers, employees, representatives or agents. Such fees and expenses of Goldman,

Sachs & Co., Salomon Brothers Inc and Chase Manhattan Bank, N.A. shall be borne by Seller.

          3.22  Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and
                --------------------------------------------------------------
Directors.  Section 3.22 of the Disclosure Schedule sets forth (i) a true and
- ---------
correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of, or utilized by, the Company and its Subsidiaries and those persons authorized to sign thereon, (ii) true and correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder and (iii) a true and correct list of all officers and directors of the Company and its Subsidiaries.

          3.23  Corporate Name.  The Company and its Subsidiaries (i) have the
                --------------
exclusive right to use their respective names as the name of a corporation in any jurisdiction in which the Company or any of its Subsidiaries do business and
(ii) have not received any notice of conflict during the past two years with respect to the rights of others regarding the corporate names of the Company or any of its Subsidiaries. To the knowledge of Seller, no person is presently authorized by Seller, the Company or any of its Subsidiaries to use the name of the Company or any of its Subsidiaries.

          3.24  Effect of Transaction.  No creditor, customer or other person,
                ---------------------
in each case, having a business or financial relationship material to the Company or any of its Subsidiaries has informed Seller, the Company or any such Subsidiary in writing that such person intends to discontinue or otherwise alter such business or financial relationship in any material adverse respect because of the purchase and sale of the Shares, the entering into of the Ancillary Agreements or the consummation of any other transaction contemplated hereby or thereby.

          3.25  Suppliers.  Except as described in the Ancillary Agreements and
                ---------
Section 3.25 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries purchases supplies (including raw materials or inventory) from Seller or any of its affiliates (other than the Company or any of its Subsidiaries) or pursuant to supply arrangements established or maintained by or through Seller or any of its affiliates (other than the Company or any of its Subsidiaries), and any such supply arrange-ments so described in Schedule 3.25, except as described therein, are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries as conducted on the date of this Agreement.

          3.26  Customers; Distributors.  The Company and its Subsidiaries
                -----------------------
distribute their products exclusively through distribution arrangements established and maintained by the Company and its Subsidiaries.

          3.27  Transactions with Affiliates.  Except as contemplated by this
                ----------------------------
Agreement or in the Ancillary Agreements or as set forth in Section 3.27 of the Disclosure Schedule (i) none of the Contracts between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its affiliates (other than the Company or any of its Subsidiaries), on the other hand ("Affiliate Contracts"), will continue in effect subsequent to the Closing, and (ii) the Affiliate Contracts that will not continue in effect subsequent to the Closing are not material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries as conducted on the date of this Agreement.


IV.  REPRESENTATIONS AND WARRANTIES OF SAPPI AND BUYER.
     -------------------------------------------------

          Each of Sappi and Buyer (each as to itself only) hereby represent and warrant to Seller as follows:

          4.1  Organization; Authority.  Sappi is a corporation duly organized,
               -----------------------
validly existing and in good standing under the laws of South Africa. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of Sappi and Buyer has all requisite corporate power and corporate authority to enter into this Agreement, to perform their respective obligations hereunder and, in the case of Buyer, to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Sappi and Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Sappi or Buyer, as the case may be. This Agreement has been duly executed and delivered by each of Sappi and Buyer and constitutes a legal, valid and binding obligation of Sappi or Buyer, as the case may be, enforceable against Sappi or Buyer, as the case may be, in accordance with its terms, subject in each case to Sappi's receipt of approval of the South African Reserve Bank.

          4.2  No Violation; Consents and Approvals.  The execution and delivery
               ------------------------------------
by Sappi and Buyer of this Agreement, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, (a) any provision of the Articles of Incorporation or By-laws or similar organizational documents of Sappi or Buyer,
(b), subject to the consents and approvals set forth in the last sentence of this Section 4.2, any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Sappi or Buyer or the property or assets of Sappi or Buyer or (c), with respect to Buyer only, any material note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or its assets may be bound, other than any such items as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, could not materially impair Buyer's ability to consummate the transactions contemplated hereby and thereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Sappi or Buyer or their respective affiliates in connection with the execution and delivery of this Agreement or such of the Ancillary Agreements to which Sappi or Buyer is a party, or the consummation by Sappi or Buyer of the transactions contemplated hereby and thereby, other than, in each case, (i) compliance with and filings under the HSR Act, foreign laws regulating competition and Section 721 of Title VII of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder, (ii) compliance with and filings under Federal and state environmental statutes and (iii) approval of the South African Reserve Bank and stockholders of Sappi.

          4.3  Litigation.  (a) There are no claims, actions, suits,
               ----------
investigations or proceedings pending or, to the knowledge of Sappi or Buyer, threatened against or affecting Sappi or Buyer or their respective assets, at law or in equity, by or before any Governmental Entity, or by or on behalf of any third party, which, if adversely determined, would reasonably be expected to adversely affect the ability of Sappi or Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (b) there are no outstanding judgments, decrees or orders of any court or Governmental Entity, affecting Sappi or Buyer or their respective assets, which would reasonably be expected to adversely affect the ability of Sappi or Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

          4.4  Financing.  On the date of this Agreement, Buyer expects to
               ---------
finance payment of the Initial Purchase Price on the Closing Date and to pay all related fees and expenses (together, the "Financing") as described in Section
4.4 of the Disclosure Schedule. Buyer has provided Seller with correct and complete copies of the commitments and other documents referred to in Section
4.4 of the Disclosure Schedule.

          4.5  Acquisition of the Shares for Investment; Securities Act.  Buyer
               --------------------------------------------------------
is acquiring the Shares for investment purposes only and not with any present intention of distributing or selling the Shares in violation of federal, state or other United States securities laws; provided, however, that the right of
                                        --------  -------
Buyer to dispose of its property and assets as and when it deems appropriate shall not be limited by the foregoing. Buyer agrees that it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Shares in violation of any federal, state or other United States securities laws.

          4.6  Investigation by Sappi and Buyer.  Each of Sappi and Buyer
               --------------------------------
acknowledges that it has conducted an independent review and analysis of the business, assets, financial condition and prospects of the Company and acknowledges that Seller has provided Sappi and Buyer with access to the properties, premises and records of the Company for this purpose. Each of Sappi and Buyer (a) acknowledges that it shall not be entitled to rely on any representation or warranty, either express or implied, previously made by Seller, the Company or any of their respective agents, representatives, employees or affiliates as to the accuracy or completeness of any of the information provided or made available to Sappi or Buyer or their respective agents or representatives, and (b) agrees that neither Seller nor the Company or any of their respective agents, representatives, employees or affiliates has or shall have any liability or responsibility whatsoever to Sappi or Buyer or any of their respective agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws, or otherwise but excluding fraud) based upon any information provided or made available, or statements made, to Sappi or Buyer or their respective agents or representatives prior to the date hereof, in each case, except as and to the extent expressly set forth herein and subject to the limitations and restrictions contained herein.

          4.7  Brokers.  Except for S.G. Warburg & Co., Inc., no broker, finder
               -------
or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby or by the Ancillary Agreements by reason of any action taken by Sappi or Buyer or any of their respective directors, officers, employees, representatives or agents. Such fees and expenses of S.G. Warburg & Co., Inc. shall be borne by Buyer.


V.  COVENANTS OF THE PARTIES.
    ------------------------

          5.1  Conduct of the Company's Business.  Except as contemplated by the
               ---------------------------------
terms of this Agreement or the Ancillary Agreements, or as set forth in Section
5.1 of the Disclosure Schedule, during the period from the date hereof to the Closing Date, Seller will cause the Company and its Subsidiaries to conduct their respective businesses and operations only in the ordinary course consistent with past practice and, to the extent consistent therewith, to use reasonable efforts to preserve their respective current relationships with employees, customers, suppliers, distributors, lenders, creditors and others having business or financial dealings with them and immediately notify Buyer of any event or occurrence material to, or not in the ordinary course of business of, the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or the Ancillary Agreements (including all actions necessary or appropriate to effect the separation of the Mobile facility contemplated hereby), or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer, Seller will not permit the Company or any of the Company's Subsidiaries to:

          (a) create, incur, assume, prepay or guarantee any indebtedness for borrowed money (including obligations in respect of capital leases), other than capital leases entered into in the ordinary course of business;

          (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock, or redeem, purchase or otherwise acquire for value any shares of its capital stock;

          (c) issue, sell or deliver any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its capital stock, or amend any terms of any such securities or agreements;

          (d) increase the rate of compensation of, or pay or agree to pay any benefit to, its directors, officers or employees, except as may be required by any existing plan, including, without limitation, any Benefit Plan, agreement or arrangement, and except in the ordinary course of business with respect to employees who are not officers or directors of the Company or any of its Subsidiaries and whose employment and compensation arrangements are not of the type required to be disclosed pursuant to Section 3.15(a);

          (e) enter into, adopt or amend in any material respect any Benefit Plan, or any collective bargaining, employment or severance agreement, in each case as it affects Continuing Employees, except as required by law;

          (f) sell, lease, transfer, or otherwise dispose of any properties or assets, real, personal or mixed other than in the ordinary course of business consistent with past practice; provided that in no event shall the aggregate
                               --------
value of properties and assets (other than inventory) disposed of in the ordinary course of business exceed $1,000,000;

          (g) acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than inventory in the ordinary course of business of the Company and its Subsidiaries and other than as permitted by clause (i) below) for consideration having a fair value in excess of $100,000 for any single transaction or series of related transactions or $500,000 in the aggregate;

          (h) enter into, renew, modify, amend, terminate or permit to lapse any material lease of Real Property;

          (i) make or incur any capital expenditure that is not currently approved in writing or budgeted and, in either case, disclosed to Buyer prior to the date hereof and which, individually, is in excess of $100,000 or make or incur any such expenditures which, in the aggregate, are in excess of $500,000, other than such as are required by emergency conditions;

          (j) permit, allow or suffer any of its material assets to become subjected to any Liens which would have been required to be set forth in Section
3.9 or 3.10 of the Disclosure Schedule if existing on the date of this Agreement;

          (k) cancel any material indebtedness (individually or in the aggregate) or waive any material claims or rights of substantial value;

          (l)  amend its Articles of Incorporation or By-laws;

          (m) make any change in any method of accounting or accounting practice or policy other than those required by United States generally accepted accounting principles;

          (n) violate any material law, regulation, permit, license or authorization relating to its business or affecting its properties or assets;

          (o) conduct any business with, or receive any assets from, Seller or any of its affiliates other than in the ordinary course of business or in order to effect the transactions contemplated hereby;

          (p) take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Section 8.1 not being satisfied at Closing; or

          (q) agree, whether in writing or otherwise, to do any of the foregoing or not to take any action required by this Agreement.

          5.2  Access to Information Prior to the Closing; Confidentiality;
               ------------------------------------------------------------
Cooperation.
- -----------

          (a) During the period from the date of this Agreement through the Closing Date, Seller will, and will cause the Company and its Subsidiaries to, give Buyer, Holdings, their respective shareholders, investors and lenders and the respective authorized employees, accountants, counsel and other representatives of any of the foregoing (such entities and representatives other than Buyer being referred to as "Buyer Representatives") reasonable access during regular business hours to all plants, offices, personnel (including the persons responsible for the preparation of Returns), warehouses, facilities, books and records of or relating to the Company or its Subsidiaries as they may reasonably request; provided, however, (i) that Buyer and Buyer Representatives
                    --------  -------
shall take such action as is deemed necessary in the reasonable judgment of Seller and the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid unreasonably disrupting the normal business of the Company and its Subsidiaries, (ii) the Company and its Subsidiaries shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege, (iii) the Company and its Subsidiaries need not supply Buyer with any information which, in the reasonable judgment of Seller or the Company, the Company or any of its Subsidiaries is under a legal obligation not to supply and (iv) Buyer shall not be permitted to perform environmental sampling or testing except pursuant to the prior written consent of Seller. Seller shall, and shall cause the Company and its Subsidiaries to, cause their respective employees, accountants, counsel and other representatives to reasonably cooperate with Buyer and Buyer Representatives (at Buyer's expense) in carrying out the transactions contemplated in this Agreement and in delivering all documents and instruments deemed reasonably necessary by Buyer or Buyer Representatives (including providing standard accountants' "comfort" letters and otherwise cooperating and assisting in satisfying the conditions to the Financing and assisting with the syndication or marketing thereof), provided, however, that Buyer shall indemnify
                                   --------  -------
and hold harmless Seller from any and all liabilities, obligations or damages to Seller by reason of any actions taken or statements made pursuant to this sentence by any such employee, accountant, counsel or other representative in connection with the provisions of this Section.

          (b) Buyer will hold and will cause the Buyer Representatives to hold any information which it or they receive in connection with the activities and transactions contemplated by this Agreement and the Ancillary Agreements in strict confidence in accordance with and subject to the terms of the Confidentiality Agreement dated as of June 21, 1994 between Sappi and Seller (the "Confidentiality Agreement"); provided, however, that, notwithstanding
                                   --------  -------
anything to the contrary herein or in the Confidentiality Agreement, Buyer shall be permitted to use and disclose such information (other than proprietary information of Seller or the Company) to the extent it reasonably deems necessary or appropriate in order to consummate the transactions contemplated by this Agreement (including in connection with making any filing or obtaining any consent or approval and in connection with arranging or consummating the Financing). Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and its Subsidiaries; provided, however, that Buyer acknowledges that
                              --------  -------
any and
all other information provided to it by Seller or Seller's representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

          (c) After the Closing and for a transitional period of six months thereafter, upon the reasonable request of Buyer, Seller shall, and shall cause its officers and employees to, cooperate with and assist Holdings, the Company and Buyer to ensure an orderly transition of the ownership and operation of the Continuing Business and to minimize any disruption to the Continuing Business that might result from the transactions contemplated hereby, answer inquiries and supply information, whether written or oral, relating to the business or operations of the Company and its Subsidiaries (including legal, accounting, environmental, pension and benefits, government affairs and other information). All out-of-pocket expenses incurred in connection herewith shall be borne by Buyer. Seller acknowledges and agrees that Buyer is relying on Seller to provide such assistance and cooperation as part of the transactions contemplated by this Agreement and the consideration paid hereunder.

          5.3  Reasonable Efforts.  Subject to the terms and conditions of this
               ------------------
Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements at the earliest practicable date.

          5.4  Consents.  Without limiting the generality of Section 5.3 hereof
               --------
and subject to Section 8.3 hereof, each of the parties hereto will use all reasonable efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and governmental authorities necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements prior to the Closing; provided, however,
                                                             --------  -------
that, any provision hereof to the contrary notwithstanding, none of Seller, the Company or Buyer shall have any obligation to pay any fee to any third party for the purpose of obtaining any consent or approval or any costs and expenses of any third party resulting from the process of obtaining such consent or approval. Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer and Seller will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

          5.5  Antitrust Notification.  Subject to Article IX hereof, Buyer and
               ----------------------
Seller will use their respective best efforts to obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby and by the Ancillary Agreements, including, without limitation, making all filings with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") required in connection therewith (the initial filing to occur no later than ten business days following the execution and delivery of this Agreement) and responding as promptly as practicable to all inquiries received from the DOJ or FTC for additional information or documentation. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ. For purposes of this Section 5.5, the "best efforts" of Buyer shall not require Buyer to agree to any prohibition, limitation or other requirement of the type set forth in clauses (B), (C) and
(D) of Section 8.1(f).

          5.6  Public Announcements.  Seller, Sappi and Buyer shall not, and
               --------------------
Seller shall cause the Company not to, issue any public report, statement or press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby, from the date hereof through the Closing Date, without prior consultation with and approval of the other party (which approval shall not be unreasonably withheld or delayed), except as may be required by law or securities exchange regulations applicable to any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release. In addition, neither Sappi, Buyer nor Seller shall, and Seller shall use its reasonable efforts to cause the Company not to, make any general communication to suppliers, lenders, creditors, distributors, employees, customers or others having business or financial relationships with the Company or any of its Subsidiaries pertaining to this Agreement and the transactions contemplated hereby, without the prior written approval of the other party (which approval will not be unreasonably withheld or delayed).

          5.7  Supplemental Disclosure.  (a)  Seller shall from time to time
               -----------------------
prior to the Closing promptly supplement or amend the Disclosure Schedule with respect to (a) any matter that existed as of the date of this Agreement and should have been set forth or described in the Disclosure Schedule and (b) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule; provided, however, that, with respect to clause (a) above, any such
          --------  -------
supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless expressly consented to in writing by Buyer; provided further, however that, with respect to clause (b) above, any such
- -------- -------  -------
supplement or amended disclosure shall, for purposes of this Agreement and the Ancillary Agreements (other than for the purposes of determining whether the conditions set forth in Article VIII are satisfied), be deemed to have been disclosed as of the date of this Agreement, provided that any such supplement or amended disclosure is disclosed in writing to Buyer at least five business days before the Closing Date; provided, however, that in the event that Seller
                         --------  -------
becomes aware of any such event less than five business days prior to the Closing Date, Seller shall only be required to promptly disclose to Buyer any such supplement or amendment and Buyer shall have the right to postpone the Closing Date for up to three business days following such disclosure in order to evaluate such information.

          (b) Seller shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence, to Seller's knowledge, of any event or condition or the existence, to Seller's knowledge, of any fact that would cause any of the conditions to Buyer's obligation to consummate the purchase and sale of the Shares not to be fulfilled.

          5.8  Confidentiality.  Seller shall keep confidential, and cause its
               ---------------
affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating to the Company and its Subsidiaries and their businesses, except as required by law or administrative process and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.8. The covenant set forth in this Section 5.8 shall terminate three years after the Closing Date.

          5.9  Insurance.  As of the Closing, Seller shall assign to Buyer and
               ---------
to the Company and its Subsidiaries any and all assignable rights which Seller may have under insurance policies covering claims relating to the business, assets or properties of the Company and its Subsidiaries for the period on or prior to the Closing Date.

          5.10  Assignment of Confidentiality Agreements.  On the Closing Date,
                ----------------------------------------
Seller shall assign to Buyer and the Company its rights under all confidentiality agreements entered into by such persons with any person in connection with the proposed sale of the Company to the extent such rights relate to the Company and its Subsidiaries. Seller shall use its reasonable efforts to cause copies of such confidentiality agreements to be provided to Buyer on the Closing Date.

          5.11  Certain Licenses and Permits.  Seller covenants that all
                ----------------------------
licenses, permits and authorizations which are held in the name of Seller or any of its affiliates (other than the Company and its Subsidiaries) or any employee, officer, director, stockholder or agent of Seller or any of its affiliates (including the Company and its Subsidiaries) or otherwise on behalf of the Company or any of its Subsidiaries shall be duly and validly transferred, to the extent transferable, to the Company or such Subsidiary without consideration prior to the Closing and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by the Company or such Subsidiary as of the date hereof.

          5.12  Records.  (a)  On the Closing Date or as soon as practicable
                -------
thereafter, Seller shall deliver or cause to be delivered to Buyer all original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "Records"), if any, in the possession of the Seller relating to the business and operations of the Company and its Subsidiaries to the extent not then in the possession of the Company and its Subsidiaries, subject to the following exceptions:

          (i) Buyer recognizes that certain Records may contain incidental information relating to the Company and its Subsidiaries or may relate primarily to Subsidiaries or divisions of Seller other than the Company and its Subsidiaries, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer; and

          (ii) Seller may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Company and its Subsidiaries.

          (b) Except for books and records relating to Taxes, which are addressed by Section 6.1(d)(v), following the Closing, Buyer shall permit Seller and its authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books, records and personnel of the Company which relate to transactions or events occurring prior to the Closing ("Pre-Closing Transactions") or transactions or events occurring subsequent to the Closing which are related to or arise out of Pre-Closing Transactions, to the extent such Pre-Closing Transactions relate to liabilities retained by Seller pursuant to this Agreement or as necessary to comply with applicable financial reporting obligations.
Buyer agrees that it shall retain all such books and records for a period of seven years following the Closing, or for such longer period following the Closing as may be required by law.

          5.13  Entire Business.  Subject to Section 8.3, on or prior to the
                ---------------
Closing, Seller shall assign or transfer or otherwise cause to be assigned or transferred, to the Company (on terms reasonably satisfactory to Buyer) all the right, title and interest of Seller (or Seller's Subsidiaries and affiliates, other than the Company) in and to all assets that Seller (or Seller's Subsidiaries and affiliates, other than the Company) owns or leases or licenses from third parties, and which are used in or necessary to the conduct of the business of the Company and its Subsidiaries as conducted on the date hereof (collectively, "Scott Assets") (including (i) the Scott Leased Assets, (ii) the assets listed in Section 3.9(c) of the Disclosure Schedule, (iii) the Intellectual Property listed in Schedule 3.11(a) of the Disclosure Schedule as being owned by any person other than the Company or any of its Subsidiaries and
(iv) all real property and interest in real property identified in Section 3.10(a) of the Disclosure Schedule which does not constitute Real Property). Notwithstanding the foregoing but subject to Section 8.1(m), Seller shall not be obligated to assign, transfer, sublease or sublicense, or cause such assignment, transfer, sublease or sublicense to the Company of any of Seller's right, title and interest, whether legal or equitable, in and to any Scott Leased Assets without first having obtained all necessary consents and approvals, if any, or a waiver thereof, required from any third party with respect to such assignment, transfer, sublease or sublicense of such Scott Leased Asset; provided, however,
                                                             --------  -------
Seller shall (i) comply with Section 2.1 and (ii) give Buyer written notice at least five business days prior to the Closing Date of any Scott Leased Asset that has not been, and will not be at or prior to Closing, assigned, transferred, subleased or sublicensed to the Company.

          5.14  Additional Real Property.  Seller, Buyer and the Company will
                ------------------------
negotiate promptly and in good faith regarding the conveyance of additional Real Property to the Company at the Mobile mill site; provided that Sappi and Buyer agree that neither the completion of negotiations and identification of any additional Real Property, nor the transfer of any additional Real Property, shall be a condition to the consummation of this Agreement.

VI.  ADDITIONAL AGREEMENTS.
     ---------------------

          6.1  Tax Matters.
               -----------

          (a)  Certain Definitions.  As used in this Agreement:
               -------------------

          (i) "Buyer Group" means Buyer's affiliated group, within the meaning of Section 1504(a) of the Code, of which Buyer is the common parent or any of Buyer's foreign subsidiaries.

          (ii) "Election" means the election to be made by Buyer and Seller pursuant to Section 338(h)(10) of the Code or any comparable election under state or local law (including any elections under provisions comparable to Section 338(g) of the Code that are required as a prerequisite to making an election under Section 338(h)(10) of the Code or any comparable provision of state or local law), as described in Section 6.1(b) hereof.

          (iii) "Pre-Closing Period" means that portion of any Straddle Period which ends on the Closing Date.

          (iv) "Seller Group" means Seller's affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller is the common parent or any of Seller's foreign subsidiaries.

          (v) "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

          (vi) "Tax Benefit" means (A) a loss, deduction or credit for any Tax purpose or (B) a carry forward or carry back of a loss, deduction or credit for any Tax purpose.

          (b)  Section 338(h)(10) Election.
               ---------------------------

          (i) With respect to the purchase by Buyer of the Shares pursuant to this Agreement, (A) Seller and Buyer shall jointly make the Election, (B) Seller and Buyer shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely

Election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (and any comparable provisions of state or local Tax law) or any successor provisions and (C) Seller and Buyer shall report the purchase by Buyer of the Shares pursuant to this Agreement consistent with the Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Taxing Authority or otherwise.

          (ii) In connection with the Election, Buyer and Seller shall agree to the determination of the "Aggregate Deemed Sales Price" (as defined under applicable Treasury Regulations) of the Shares and the allocation of such "Aggregate Deemed Sales Price" among the assets of the Company. The determination of the amount of the "Aggregate Deemed Sales Price" and the allocation thereof shall be proposed by Buyer in consultation with Seller in accordance with Section 338(b) of the Code and applicable Treasury Regulations. Each of Seller and Buyer shall (A) be bound by such determination and such allocation for purposes of determining any Taxes, (B) prepare and file, and cause its affiliates to prepare and file, its Returns on a basis consistent with such determination of the "Aggregate Deemed Sales Price" and such allocation and
(C) take no position, and cause its affiliates to take no position, inconsistent with such determination and such allocation on any applicable Return in any proceeding before any Taxing Authority or otherwise. In the event that any such determination or allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

          (c)  Transfer and Similar Taxes.  Notwithstanding any other provisions
               --------------------------
of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall be borne one-half by Buyer and one-half by Seller, provided, however, that all Transfer Taxes relating to Seller's transfer of any
- --------  -------
assets to the Company shall be borne and paid solely by Seller, and Seller shall accurately file all necessary Returns and other documentation with respect to Transfer Taxes and timely pay all such Transfer Taxes. Buyer shall review any such Return prior to filing and shall pay to Seller, subject to the proviso in the preceding sentence, one-half of the Transfer Tax shown to be due on the Return within five business days after such Return is given to Buyer. If required by applicable law, Buyer will join in the execution of any such Return.

          (d)  Return Filings, Refunds and Credits.
               -----------------------------------

          (i) Seller shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense) all Returns with respect to the Company for taxable periods ending on or prior to the Closing Date (the "Prior Period Returns"). Except as provided in Section 6.1(c) hereof, Seller shall pay, or cause to be paid, all Taxes with respect to the Company shown to be due on the Prior Period Returns.

          (ii) Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense) all Returns with respect to the Company for the Straddle Period (the "Straddle Period Returns"). Buyer shall pay, or cause to be paid, subject to Buyer's right to indemnification pursuant to Section 10.3 hereof, all Taxes shown to be due on such Returns; provided, however, that any estimated Tax
                                 --------  -------
payments shown to be due on such Returns shall be paid one-half by Buyer and one-half by Seller.

          (iii) Buyer shall provide Seller with copies of any Straddle Period Returns at least twenty business days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail Seller's indemnification obligation for the Straddle Period pursuant to Section 10.3 hereof (the "Indemnification Statement"). Seller shall have the right to review such Straddle Period Returns and Indemnification Statement prior to the filing of such Straddle Period Returns. If Seller agrees to the Indemnification Statement amount, Seller shall pay to Buyer an amount equal to the Taxes shown on the Indemnification Statement not later than three business days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If Seller disputes the amount calculated in the Indemnification Statement, Seller and Buyer shall consult and resolve in good faith any issues arising as a result of the review of such Straddle Period Return and Indemnification Statement. If the parties are unable to resolve any dispute within 15 business days after Seller's receipt of such Straddle Period Return and Indemnification Statement then Seller shall submit the dispute to the Independent Accountants, whose expense shall be borne equally by Seller and Buyer, and such dispute shall be resolved by the Independent Accountants, which shall resolve any issue in dispute as promptly as practicable. If the Independent Accountants are unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Straddle Period Return in question, (A) Buyer shall file, or shall cause to be filed, such Straddle Period Return without such determination having been made and (B) Seller shall pay to Buyer, not later than three days before the due date (including any extensions thereof) for the payment of Taxes with respect to such Straddle Period Return, the amount of Seller's indemnification obligation as set forth on the Indemnification Statement. Upon delivery to Seller and Buyer by the Independent Accountants of its determination, appropriate adjustments shall be made to the amount paid by Seller in accordance with the immediately preceding sentence in order to reflect the decision of the Independent Accountants. The determination by the Independent Accountants shall be final, conclusive and binding on the parties.

          (iv) Seller and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns (including amended returns and claims for refund), including making available to each other all existing records necessary in connection with such Returns and in resolving disputes and audits with respect to Taxes. Buyer and Seller recognize that Seller will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date Buyer shall, and shall cause the Company to allow Seller and its agents and representatives (and agents and representatives of its affiliates) upon reasonable notice to inspect, review and make copies of such records as Seller reasonably may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours that are reasonably acceptable to Buyer and at Seller's cost and expense.

          (v) For a period of three years from the Closing Date, Buyer shall in good faith, and shall cause the Company in good faith to, maintain the business records and files of the Company relating to material Taxes, that Seller has identified in writing and that exist on the Closing Date, and Buyer shall not, and shall cause the Company not to, willfully and knowingly dispose of or destroy any such business records and files of the Company during such period without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty days prior to the proposed date of such disposition or destruction.

          (vi) Subject to Section 6.1(h), any refunds and credits of Taxes of the Company with respect to (A) any taxable period ending on or before the Closing Date that are not attributable to any item of credit, loss or deduction or expense generated in a period ending after the Closing, shall be for the account of Seller, and if received or utilized by Buyer or the Company, shall be paid, net of any expense or Tax cost to Buyer (other than a Tax cost that is indemnified) to Seller within 20 business days after Buyer or the Company receives such refund or utilizes such credit, (B) any taxable period beginning after the Closing Date shall be for the account of Buyer, and if received or utilized by Seller or any of its affiliates shall be paid, net of any Tax cost to Seller (other than a Tax cost that is indemnified), by Seller to Buyer within 20 business days after Seller or any of its affiliates receives such refund or utilizes such credit and (C) except as provided in the next sentence, any Straddle Period shall be apportioned between Seller and Buyer as if such taxable period ended on and included the Closing Date. In the case of a refund or credit attributable to any real property, personal property and intangible property Taxes, the refund or credit of such Taxes of the Company for the Pre-Closing Period shall be deemed to be the amount of such refund or credit for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

          (e)  Termination of Tax Sharing Agreements.  On or prior to the
               -------------------------------------
Closing Date, any agreement, arrangement or practice with respect to Taxes to which the Company or any Subsidiary is a party shall be terminated (other than agreements, arrangements or practices solely between or among the Company and its Subsidiaries), all obligations thereunder shall be settled, and no additional payments shall be made under any provisions thereof after the Closing Date.

          (f)  Carrybacks.  To the maximum extent allowed by law, Buyer must
               ----------
carry back any Tax Benefit which is attributable to the Company for any taxable period ending on or before the Closing Date or for the Pre-Closing Period relating to Seller or the Seller Group unless Buyer requests and obtains the written consent of Seller to do otherwise. Seller shall have the sole discretion to accept or reject any such request by Buyer.

          (g)  Elections.  Buyer shall not, and shall cause the Company not to,
               ---------
make, amend or revoke any Tax election if such action would adversely affect any member of the Seller Group with respect to any taxable period ending on or before the Closing Date or for the Pre-Closing Period or any Tax refund with respect thereto.

          (h)  Timing Adjustments.  (i)  If an audit or other examination of any
               ------------------
Return prepared in connection with income taxes ("Income Tax Return") of Seller or the Company for taxable periods ending on or before the Closing Date shall result (by final settlement or other final disposition) in any adjustment the effect of which is to increase deductions, losses or tax credits or decrease income, gains or recapture of tax credits ("Changes") reflected on the Income Tax Returns of Buyer or the Company for taxable periods commencing on or after the Closing Date, Seller will notify Buyer and provide Buyer with all necessary information so that it can reflect on the Income Tax Returns of Buyer or the Company any appropriate Changes. If as a result of such Changes, Buyer enjoys a net Tax Benefit from an increase in deductions, losses or tax credits and/or a decrease in the income, gains or recapture of tax credits (after taking into account the deferral of, or decrease in, deductions, losses or tax credits, or acceleration of, or increase in, income, gain or recapture of tax credits suffered by Buyer as a result of such Changes) (collectively, the

"Buyer Benefits") with respect to Income Tax Returns for any taxable period commencing after the Closing Date, Buyer shall promptly make payments to Seller as and when Buyer realizes such Buyer Benefits. Buyer shall cause such Buyer Benefits to be claimed on the appropriate Income Tax Returns of Buyer or the Company if, in the sole judgment of Buyer, such claim will not adversely affect Buyer, the Company, its Subsidiaries or any of their respective affiliates. For purposes of this Section 6.1(h)(i), the amount of Buyer Benefits paid to Seller shall include the amount of interest actually received by Buyer or the Company, if any.

          (ii) If an audit or other examination of any Income Tax Return of Buyer or the Company for taxable periods ending after the Closing Date shall result (by final settlement or other final disposition) in any Changes reflected on the Income Tax Returns of Seller, any Affiliated Group, the Company or its Subsidiaries for taxable periods ending on or before the Closing Date, Buyer will notify Seller and provide Seller with all necessary information so that it can reflect on the Income Tax Returns of Seller, an Affiliated Group or the Company any appropriate Changes. If, as a result of such Changes, Seller or any of its affiliates enjoys a net Tax Benefit from an increase in deductions, losses or tax credits and/or a decrease in the income, gains or recapture of tax credits (after taking into account the deferral of, or decrease in, deductions, losses or tax credits, or acceleration of, or increase in, income, gain or recapture of tax credits suffered by Seller as a result of such Changes) (collectively, the "Seller Benefits") with respect to Income Tax Returns for any taxable period commencing after the Closing Date, Seller shall promptly make payments to Buyer as and when Seller realizes such Seller Benefits. Seller shall cause such Seller Benefits to be claimed on the appropriate Income Tax Returns of Seller or the Company if, in the sole judgment of Seller, such claim will not adversely affect Seller or its affiliates. For purposes of this
Section 6.1(h)(ii), the amount of Seller Benefits paid to Buyer shall include the amount of interest actually received by Seller or its affiliates, if any.

          (i)  Reporting.  Seller shall, and shall cause its affiliates to, take
               ---------
the position on every Return and with every Taxing Authority that the sale of the Shares by Seller pursuant to this Agreement is not subject to any net income tax imposed by the State of New York or the State of Ohio.

          6.2  Company Employees; Employee Contracts and
               -----------------------------------------
Benefits.
- --------

          (a)  Certain Definitions.
               -------------------

          As used in this Agreement:

          (i) "Warren Pension Plans" means the S.D. Warren Company Central Mills Employees' Retirement Plan Agreement and S.D. Warren Cumberland Mills Hourly Employees' Retirement Plan;

          (ii) "Scott Pension Plans" means the Scott Paper Company Retirement Plan for Salaried Employees, the Scott Paper Company Retirement Plan for Hourly Employees and the Scott Paper Company Retirement Plan for Hourly Employees (Non-Contributory);

          (iii) "Continuing Employee" means each person actively employed by Seller or by the Company (including, in the case of an employee of the Company, a person on a leave of absence) as of the Closing Date who becomes an employee of the Company, Buyer or any Subsidiary or affiliate thereof on or, with the consent of Buyer, within thirty days after the Closing Date; as used in this
Section 6.2(a)(iii), a person shall not be considered actively employed if such person (a) is on layoff or, in the case of an employee of the Seller, on any leave of absence, unless such individual returns to active employment with the Company within thirty days after the Closing Date, (b) is receiving severance payments after termination, (c) has been notified on or prior to the Closing Date that his employment with the Company has been or will be terminated on or before the thirtieth day after the Closing Date, or (d) has notified the Company on or prior to the Closing Date that he will be terminating his employment with the Company on or before the thirtieth day after the Closing Date.

          (b)  Assumption of Liabilities of, and Transfer of Assets from,
               ----------------------------------------------------------
Pension Plans and Warren Pension Plans.
- --------------------------------------

          After the date of this Agreement and before the Closing Date, Seller shall take all actions (or shall cause the Company to take all actions) necessary or appropriate to create one or more (as determined by Buyer, subject to any applicable legal requirements) defined benefit pension plans (together, "Buyer's Pension Plans") and related trust or trusts intended to qualify and be tax-exempt under Section 401(a) and Section 501(a) of the Code, and sufficient to satisfy all benefits protected under Section 411(d)(6) of the Code, for the benefit of the Continuing Employees and to permit the transfer of assets and liabilities pursuant to the requirements of Section 414(l) of the Code. Prior to Closing, and subject to Section 6.2(f) hereof, (i) Buyer's Pension Plans shall assume all liabilities for accrued benefits, including, without limitation, all ancillary benefits, under the Scott Pension Plans and the Warren Pension Plans in respect of all Continuing Employees, and the Scott Pension Plans and the Warren Pension Plans shall be relieved of all liabilities for such benefits, and (ii) Seller shall direct the trustee of the Scott Pension Plans and the Warren Pension Plans to transfer, in one or more steps, from the Master Trust in which such plans participate (the "Scott Master Trust") to a trust under Buyer's Pension Plans that is not part of the Scott Master Trust, assets selected by Seller and reasonably acceptable to Buyer equal to an amount initially determined by Towers Perrin ("Seller's Actuary") to be equal to the amount of assets which must be transferred as of the date as of which the transfer occurs (the "Pension Transfer Date") solely on account of benefits for Continuing Employees as determined in accordance with Section 414(l) of the Code and the regulations thereunder. On the Closing Date, Seller shall contribute (in such proportion as Seller and Buyer shall agree) to Buyer's Pension Plans an amount in cash equal to $15.0 million increased (or decreased) by the amount, if any, by which the value of the assets in Buyer's Pension Plans as of the Pension Transfer Date is less than (or greater than) the value that the assets in Buyer's Pension Plans would have had on such date if (A) $74.2 million had been transferred to Buyer's Pension Plans on June 30, 1994, and (B) the investment results applicable to such amount thereafter had been the same as if such amount had been invested in the Scott Master Trust; provided, however, that to the extent that Seller will be unable to claim a current Federal income tax deduction on its 1994 consoli-dated income tax return for the amount to be contributed, such amount shall not be contributed to Buyer's Pension Plans but instead shall be paid by Seller directly to Buyer or the Company, at Buyer's direction, at Closing. If the amount of such transfer, contribution or payment cannot be determined with certainty by the Closing Date, the amount transferred, contributed or paid on or before the Closing Date shall be an amount agreed by Seller and Buyer to be substantially all of a reasonable estimate of such transfer, contribution or payment, with the remainder to be transferred, contributed or paid as promptly as possible thereafter with interest thereon from the Pension Transfer Date to the date of the transfer, contribution or payment at the rate equal to the yield on 90-day U.S. Treasury bills on the Pension Transfer Date. Between the Pension Transfer Date and the Closing Date, Seller shall consult in good faith with Buyer on the investment of assets in Buyer's Pension Plans. The determinations hereunder shall be initially made by Seller's Actuary but shall be subject to the approval of an actuary selected by Buyer, which approval shall not be unreasonably withheld. As of the Closing Date, Buyer shall, or shall cause the Company to, assume and become the sponsor of Buyer's Pension Plans and on and after the Closing Date, the Company shall indemnify and hold Seller harmless for all liabilities for all accrued benefits, including, without limitation, all ancillary benefits, assumed by Buyer's Pension Plans and each of Seller, the Scott Pension Plans and the Warren Pension Plans shall be relieved of all liabilities for such benefits. Buyer and Seller shall provide each other with such records and information as may be necessary or appropriate to carry out their respective obligations under this Section or for the purposes of administration of Buyer's Pension Plan, and each shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein.

          (c)  Defined Contribution Plans.
               --------------------------

          As soon as practicable after the Closing Date, Buyer shall have established (or shall have caused the Company to establish) one or more (as determined by Buyer, subject to any applicable legal requirements) qualified defined contribution savings or thrift plans ("Buyer's Thrift Plan") and a related trust or trusts thereunder intended to qualify and be tax-exempt under

Section 401(a) and Section 501(a), respectively, of the Code. Buyer's Thrift Plan shall contain provisions: (i) allowing for the trust-to-trust transfer of all assets held for the benefit of Continuing Employees under Seller's Salaried Investment Plan or Seller's Hourly Investment Plan (together, "Seller's Thrift Plan") into Buyer's Thrift Plan, including, without limitation, the transfer in kind of common shares, no par value, of Seller and the transfer of plan loans to participants, (ii) allowing Continuing Employees to elect to receive their assets from Buyer's Thrift Plan under the optional forms of benefit provided under Seller's Thrift Plan and (iii) recognizing for all purposes under Buyer's Thrift Plan all service that was recognized under Seller's Thrift Plan as if it were service rendered to Buyer. At the Closing, in accordance with the terms of Seller's Thrift Plan, the Company shall cease being a participating company in Seller's Thrift Plan and both employer and employee contributions to such plans shall cease at the Closing Date for all Continuing Employees. Upon receipt by Seller of written evidence of the adoption of Buyer's Thrift Plan and the trust thereunder by Buyer and either (A) the receipt by Seller of a copy of a favorable determination letter issued by the Internal Revenue Service with respect to Buyer's Thrift Plan or (B) an opinion, reasonably satisfactory to Seller's counsel, of Buyer's counsel to the effect that the terms of Buyer's Thrift Plan and its related trust qualify under Section 401(a) and Section 501(a) of the Code, Seller shall direct the trustee of Seller's Thrift Plan to transfer to the trustee of Buyer's Thrift Plan assets selected by Seller and acceptable to Buyer equal to the account balances under Seller's Thrift Plan as of the date of transfer in respect of Continuing Employees participating in Seller's Thrift Plan. Upon such transfer, Buyer's Thrift Plan shall assume, and the Company shall indemnify and hold Seller harmless for, all liabilities for all accrued benefits under Seller's Thrift Plan in respect of all Continuing Employees and each of Seller and Seller's Thrift Plan shall be relieved of all liabilities for such accrued benefits. Buyer and Seller shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein.

          (d)  Other Benefits.
               --------------

          On and after the Closing Date, Buyer shall (i) permit Continuing Employees to participate immediately in Buyer's medical and dental benefit plan(s) (or in new medical and dental plan(s) created by the Company), with a waiver of pre-existing condition restrictions, with respect to all claims incurred after Closing, and provide such Continuing Employees and their beneficiaries credit for any deductibles and copayments incurred under Seller's medical and dental benefit plans during the current plan year before the Closing Date, (ii) recognize for all purposes under Buyer's severance pay plan or plans (or new severance plan(s) created by the Company) the service of Continuing Employees with Seller or the Company before the Closing Date, and provide to Continuing Employees the same benefits for such period as it provides to its own similarly situated employees, and (iii) permit Continuing Employees to take vacation during 1994 to the extent of any unused vacation entitlement under Seller's vacation plans, or reimburse such Continuing Employees for the loss thereof at the rate of pay not less than that in effect at Closing. As of the Closing Date, in accordance with the terms of Seller's welfare plans, the Company shall cease to be a participating company in such plans. Neither Buyer nor the Company shall be responsible for (i) any long-term disability benefits provided under any plan of the Seller, the Company or any of its Subsidiaries including any claims resulting from disabilities incurred but not reported as of the Closing Date, (ii) any benefits provided to persons who do not become Continuing Employees, or (iii) any expenses incurred under Seller's welfare plans. Seller shall be responsible for any award granted prior to the Closing Date of stock appreciation rights, stock options, restricted stock or performance shares or units, or other incentive compensation to any employee of the Company or any of its Subsidiaries or to any employee of the Seller who becomes a Continuing Employee. Buyer shall not assume, and neither Buyer nor the Company shall have, any liability with respect to Items 11-21 listed in
Section 3.13(a) of the Disclosure Schedule.

          (e)  Right to Change Benefits.
               ------------------------

          Notwithstanding the above, but subject to (f) below, the Company shall have the right, in the good faith exercise of its managerial discretion, to make changes or cause changes in compensation, benefits (including retiree medical, pension, thrift plan or other benefits), other terms of employment and to terminate the employment of any employee.

          (f)  Collectively Bargained Benefits.
               -------------------------------

          Notwithstanding anything herein to the contrary, the Company shall provide benefits to Continuing Employees to the extent required by applicable collective bargaining agreements in effect on the Closing Date, except to the extent modified in the collective bargaining process.

          6.3  Financing Arrangements.
               ----------------------

          (a)  Financings to be Terminated by Seller
               -------------------------------------
Before Closing Date.
- -------------------

          Seller shall cause the financing arrangements listed in Section 6.3(a)of the Disclosure Schedule to be terminated before the Closing Date.

          (b)  Tax-Exempt Bond Financings.
               --------------------------

          (i) Section 6.3(b) of the Disclosure Schedule lists all of the tax-exempt debt financings outstanding with respect to the property comprising the Continuing Business on the date hereof and the principal financing documents pertaining thereto binding upon Seller or the Company. Seller represents and warrants to Buyer that no transaction contemplated by this Agreement or the Ancillary Agreements, and covenants that from the date hereof, it will take no action and will cause its affiliates to take no action that will adversely affect the tax-exempt status of, or result in a taxable event pursuant to
Section 1001 of the Code to holders of, the debt financings set forth in Section 6.3(b) of the Disclosure Schedule.

          (ii) With respect to the Michigan Strategic Fund Adjustable Tender Solid Waste Disposal Revenue Bonds (S.D. Warren Company Project) due 2002 (the "Muskegon Solid Waste Bonds"), at the Closing Buyer shall (i) in cooperation with Seller, use reasonable efforts to cause Seller to be released from its guarantee of the Muskegon

Solid Waste Bonds and (ii) cause a replacement letter of credit to be substituted for the existing letter of credit of The Sumitomo Bank Limited, New York Branch.

          (iii) With respect to all other tax-exempt bond financings set forth in Section 6.3(b) of the Disclosure Schedule (and with respect to the Muskegon Solid Waste Bonds, if Seller is not released from its guarantee thereof pursuant to paragraph (ii) above), at the Closing the Company shall assume all Seller's obligations under the applicable financing documents. As security for the foregoing, Buyer shall obtain at its own expense and cause to be delivered to Seller, for each such bond financing, an irrevocable standby letter of credit for the benefit of Seller from a bank with total assets of not less than $20 billion and a long-term senior debt rating or long-term deposit rating by Moody's Investors Service, Inc. of A3 or better and a long-term senior debt rating or long-term deposit rating by Standard & Poor's Ratings Group of A- or better, in form and substance reasonably satisfactory to Seller. Without limiting the foregoing, each such letter of credit either (i) shall have a term ending no sooner than 120 days after the scheduled maturity or earlier redemption in full of the applicable bonds or (ii) shall be automatically renewable for periods of not less than one year (except that the final expiration date shall not be later than the date specified in clause (i)) unless at least fifteen days' notice of non-renewal is given to Seller and shall permit a draw by Seller upon receipt of such notice of non-renewal. Subject to Section 6.3(g), each such letter of credit shall from time to time have a stated amount determined by Seller of not more than the sum of: the then outstanding principal of the related bonds plus the premium, if any, payable on such bonds upon optional redemption thereof (or, if such bonds are not presently subject to optional redemption, on the first optional redemption date), plus one year's interest on such bonds plus, if such bonds are not then subject to optional redemption, an amount equal to interest that will accrue on such bonds until the first date such bonds are subject to optional redemption. Such letter of credit shall permit a drawing of the full amount by Seller if (i) Seller is called upon to make any payment thereon (whether or not the bonds are accelerated) unless the Company is contesting the applicability of such obligation diligently by appropriate proceedings instituted in good faith (other than if the bonds are accelerated or in the case of a failure to make a scheduled payment), or (ii) the Company or Buyer (A) commences a voluntary case seeking relief with respect to itself or its debts under any bankruptcy, insolvency or similar law, or seeks the appointment of a trustee, receiver or similar official of it or any substantial part of its property, (B) makes a general assignment for the benefit of creditors, (C) fails generally to pay its debts as they become due, or (D) takes any corporate action to authorize any of the foregoing, or (iii) an involuntary case is commenced against the Company or Buyer seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or similar official of it or any substantial part of its property. If Seller makes a drawing under any such letter of credit, Seller shall cause the applicable bonds to be redeemed or defeased or utilize the proceeds of the drawing to pay the principal of and interest on such bonds as it comes due. In the latter case, Seller shall (i) hold Buyer and the Company harmless with respect to obligations to make payments of principal and interest on the bonds to the extent of the drawing, and (ii) hold any excess of such drawings over the payments of principal and interest on the bonds (and any earnings on such excess) in a segregated account as cash collateral solely to secure payments of principal, interest and premium (if any) on the bonds. When such bonds have been paid in full, redeemed or defeased, Seller will return to Buyer all funds drawn on the letter of credit in excess of those applied to the payment, redemption and/or defeasance of such bonds and payment of fees, costs and other expenses incurred by Seller in connection therewith (it being agreed that Buyer shall have the right to grant a security interest in its right to such excess). Any draw on a letter of credit shall automatically reduce Buyer's liability to Seller on the relevant underlying obligation by a corresponding amount.

          (c)  Cross Border Leases.
               -------------------

          Section 6.3(c) of the Disclosure Schedule lists certain cross border lease arrangements under which the Company leases equipment used in the Continuing Business from the owner and Seller guarantees the Company's obligations and has an option to purchase the leased equipment. At the Closing Seller shall assign its rights under the respective purchase option agreements to the Company and the Company shall assume Seller's obligations under such purchase option agreements and the respective guaranty agreements and, if Seller causes all necessary consents to be obtained, Seller shall be released from all such obligations.

          (d)  Safe Harbor Leases.
               ------------------

          Section 6.3(d) of the Disclosure Schedule sets forth the parties, the signing date and the capacities of the parties with respect to each safe harbor lease (each a "Safe Harbor Lease") that affects the assets or business of the Continuing Business entered into between Seller and certain lessors under the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and as such Section was in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982. At the Closing, the Company shall acquire the assets set forth on Section 6.3(d) of the Disclosure Schedule that are subject to a Safe Harbor Lease and, subject to the indemnification provided in Section 10.4(iii), shall assume all obligations of Seller under the related Safe Harbor Lease that are required to be assumed under Treasury Regulation
Section 5c.168(f)(8)-8(b)(3).

          (e)  Mobile Taxable Bonds.
               --------------------

          Section 6.3(e) of the Disclosure Schedule lists certain industrial development bonds which are not exempt from federal income tax issued to a Subsidiary of Seller to finance equipment at the portion of the Mobile, Alabama mill used in the Continuing Business. Such equipment is leased by Seller from The Industrial Development Board of the City of Mobile, Alabama. At or before Closing, Seller shall (i) sublease such equipment to the Company for a rental of $1.00 pursuant to a sublease in form and substance reasonably satisfactory to Buyer and (ii) assign to the Company Seller's option to purchase such equipment on termination of the lease. Under the terms of the sublease, the Company will perform all of the non-payment obligations of Seller under its lease with The Industrial Development Board of the City of Mobile, Alabama insofar as such obligations relate to such equipment.

          (f)  Westbrook Biomass Cogeneration Facility Financing.
               -------------------------------------------------

          Section 6.3(f) of the Disclosure Schedule sets forth a list of financing documents to which Seller is a party relating to the financing of the biomass cogeneration facility at the Company's Westbrook mill. At the Closing, the Company shall assume (a) all of Seller's obligations under the following documents listed in Section 6.3(f) of the Disclosure Schedule: the Power Sales Agreement, the Operating Agreement, the Ground Lease Agreement, the Facilities Agreement, the Tax Indemnification Agreement and the Feedwater Equipment Lease and (b) Seller's obligations under the related Indenture and Security Agreement dated December 15, 1986 (the "Indenture") insofar as such obligations relate to the possession and maintenance of the Westbrook Facility (as defined in the Indenture), including, without limitation, the obligation (i) to keep the Westbrook Facility free of liens (other than permitted liens, as defined in the Indenture) and (ii) to certify at the times specified therein its compliance with all of the provisions of the Indenture so assumed. As security for the foregoing, Buyer shall obtain at its own expense and cause to be delivered to Seller an irrevocable standby letter of credit for the benefit of Seller from a bank with total assets of not less than $20 billion and a long-term senior debt rating or long-term deposit rating by Moody's Investors Service, Inc. of A3 or better and a long-term senior debt rating or long-term deposit rating by Standard & Poor's Ratings Group of A- or better, in form and substance reasonably satisfactory to Seller. Without limiting the foregoing, such letter of credit shall have a term ending no sooner than one year after the Closing and shall be automatically renewable thereafter for periods of not less than one year (except that the final expiration date shall not be later than 120 days after the scheduled termination date, as extended by any optional renewals, of the Power Sales Agreement and the Feedwater Equipment Lease) unless at least fifteen days' notice of non-renewal is given to Seller and shall permit a draw by Seller upon receipt of such a notice of non-renewal. Subject to Section 6.3(g), such letter of credit shall from time to time have a stated amount determined by Seller of not more than the value of payments to be made after such time under the Power Sales Agreement and the Feedwater Equipment Lease and may reduce by amounts payable thereunder for which Seller has obtained a release from GE Capital Corporation. Such letter of credit shall permit a drawing of the full amount by Seller if (i) Seller is called upon to make any payment or notice is given of failure to perform any other obligation and any applicable cure period for such failure lapses and provides a right to accelerate any payment under the documents assumed (whether or not the payments under the Power Sales Agreement or the Feedwater Equipment Lease are accelerated) unless the Company is contesting the applicability of such obligation diligently by appropriate proceedings instituted in good faith (other than if such payments are accelerated or in the case of a failure to make a scheduled payment) or (ii) the Company or Buyer (A) commences a voluntary case seeking relief with respect to itself or its debts under any bankruptcy, insolvency or similar law, or seeks the appointment of a trustee, receiver or similar official of it or any substantial part of its property, (B) makes a general assignment for the benefit of creditors, (C) fails generally to pay its debts as they become due, or (D) takes any corporate action to authorize any of the foregoing, or (iii) an involuntary case is commenced against the Company or Buyer seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or similar official of it or any substantial part of its property. If Seller makes a drawing under any such letter of credit, Seller shall utilize the proceeds of the drawing to make payments when due under the Power Sales Agreement and the Feedwater Equipment Lease, shall hold the Company harmless from the obligation to make such payments to the extent of the drawing, and shall hold any excess of such drawings over such payments (and any earnings on such excess) in a segregated account as cash collateral solely to secure payments when due under the Power Sales Agreement and the Feedwater Equipment Lease. One hundred twenty days following the termination of the Power Sales Agreement and the Feedwater Equipment Lease, Seller will return to Buyer all funds drawn on the letter of credit in excess of those applied to the payments due under the Power Sales Agreement and the Feedwater Equipment Lease and payment of fees, costs and other expenses incurred by Seller in connection therewith (it being agreed that Buyer shall have the right to grant a security interest in its right to such excess). Any draw on a letter of credit shall automatically reduce Buyer's liability to Seller on the relevant underlying obligation by a corresponding amount.

          (g)  Letters of Credit.
               -----------------

          Notwithstanding anything contained in this Section 6.3 to the contrary, Seller shall provide Buyer with a schedule, no later than ten business days prior to the Closing Date, setting forth the amount of each letter of credit to be obtained by Buyer pursuant to this Section 6.3; provided however,
                                                             -------- -------
that the aggregate amount of all letters of credit outstanding at any one time issued pursuant to this Section 6.3 shall not exceed $220 million, less amounts drawn under any such letters of credit.

          (h)  Further Assurances.
               ------------------

          At and after Closing, Seller, the Company and Buyer shall cooperate in executing, delivering and filing with the appropriate authorities all documents and filings necessary or appropriate to effect this Section 6.3.

          6.4  No Solicitation.  During the period from the date hereof through
               ---------------
the earlier to occur of (i) the Closing Date and (ii) the termination of this Agreement in accordance with Section 9.1, Seller will not, nor will Seller permit its respective officers, directors, representatives, subsidiaries (including, without limitation, the Company and its Subsidiaries), affiliates or associates (as such terms are defined in the Exchange Act) to, directly or indirectly, (a) initiate contact with, solicit, encourage or respond to any inquiries or proposals by, (b) enter into any discussions, negotiations, agreements, arrangements or understandings with, (c) disclose, directly or indirectly, any non-public information concerning the Company's or its Subsidiaries' business or properties to, except as may be required by law or securities exchange regulations or to facilitate consummation of the Ancillary Agreements (provided that no such disclosure shall be made to facilitate consummation of the Ancillary Agreements unless the party receiving such information enters into a confidentiality agreement with the Company that is no less protective than the Confidentiality Agreement), or (d) afford any access to the Company's or its Subsidiaries' properties, books and records to, any person or entity in connection with any possible proposal for any merger or similar transaction involving the Company or its Subsidiaries or the acquisition of all or any substantial portion of the Shares, other capital stock of the Company, or the assets or business of the Company or its Subsidiaries. In the event that Seller, the Company, any Subsidiary of the Company or any other affiliate of Seller receives a written proposal relating to any such transaction, Seller shall promptly notify Buyer of such proposal.

          6.5  Financing.  Buyer shall use its reasonable efforts to secure the
               ---------
Financing and to enter into such other agreements as may be required to secure the Financing. Without limiting Section 8.1(k) hereof, in the event any portion of the Financing described in Section 4.4 of the Disclosure Schedule becomes unavailable, Buyer shall use its reasonable efforts to secure alternate Financing subject to conditions not materially less favorable to Buyer than such as are set forth in or contemplated by the documents described in Section 4.4 of the Disclosure Schedule.

          6.6  Covenant Not to Compete.
               -----------------------

          (a) In consideration of the benefits of this Agreement to Seller and in order to induce Buyer to enter into this Agreement, Seller hereby covenants and agrees that from and after the Closing and until the fifth anniversary of the Closing Date, Seller and its affiliates will not (i) engage, directly or indirectly, in the Warren Business (as hereinafter defined) anywhere in the world, including (A) selling Warren Products (as hereinafter defined) (other than as a distributor of such goods); (B) soliciting any customer or prospective customer of the Company or any of its Subsidiaries to purchase any Warren Products from anyone other than the Company and its Subsidiaries; and (C) assisting any person in any way to do, or attempt to do, anything prohibited by
(A) or (B) above; or (ii) perform any action, activity or course of conduct which is substantially detrimental to the Company's and its Subsidiaries' business or business reputation, including (A) soliciting, recruiting or hiring (with respect to hiring, within two years after the Closing Date and with respect to soliciting or recruiting, general media efforts shall not be prohibited) any employees of the Company or any of its

Subsidiaries or persons who have worked for the Company or any of its Subsidiaries (but only such employees and persons who were at or above the level of a person reporting directly to a mill manager or other manager of an equivalent or higher level in the Company) and (B) soliciting or encouraging any employee of the Company or any of its Subsidiaries to leave the employment of the Company or such Subsidiary; provided, however, that, in the case of clause
                                --------  -------
(i) above, Seller and its affiliates shall not be prohibited from owning in the aggregate less than five percent of any publicly listed class of securities of a corporation engaged in any of such businesses or activities; and provided
                                                                 --------
further, that Seller's Mexican affiliate shall be permitted to continue to engage in its current flat grades business; and provided further that in the
                                                -------- -------
case of clause (i) above, Seller shall not be prohibited from acquiring an entity outside of the United States that is engaged in the Warren Business only outside of the United States so long as less than 25% of the assets and less than 25% of the revenues of such entity are derived from or relate to the Warren Business.

          (b) As used in this Agreement, "Warren Business" means the manufacture or sale of coated and uncoated printing and publishing paper, pressure sensitive base papers and components thereof and flat and embossed release papers (collectively, "Warren Products").

          (c) Seller acknowledges and agrees that if Seller or any one or more of its affiliates breaches any provision of this Section 6.6, any remedy at law would be inadequate and that Buyer, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance, injunctive and other equitable relief in accordance with Section 12.11 hereof to prevent or restrain a breach of this Section 6.6 or to enforce the provisions hereof.

          (d) Seller and Buyer intend that the provisions of this Section 6.6 be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. If any provision of this Section
6.6 shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 6.6 shall be amended to revise the scope of such provision to make it enforceable, if possible, or to delete such provision, such revision or deletion to apply only with respect to the operation of the Covenant in the jurisdiction of such court.

          6.7  Termination of Certain Commitments.  At or prior to the Closing,
               ----------------------------------
Seller shall, or shall cause the Company to, terminate such of the agreements and commitments as are listed in Section 6.7 of the Disclosure Schedule.

          6.8  Certain Agreements.  Prior to the Closing, Buyer and Seller shall
               ------------------
cooperate with the Company and use their reasonable efforts to, collectively bargain with parties to the agreements listed, and in the manner set forth, in
Section 6.8 of the Disclosure Schedule to amend or otherwise modify such agreements in order to, at the Closing, (a) include the Company as a party to each such agreement and (b) set forth the respective rights and obligations of each of Seller and the Company and all other parties thereto, under each such agreement.

          6.9  Worker's Compensation.  Prior to Closing, Buyer shall use
               ---------------------
reasonable efforts to fulfill the necessary requirements of each State in which the Company operates with respect to workers' compensation insurance, including, without limitation, posting surety bonds or purchasing insurance policies.
Buyer shall use its reasonable efforts after the Closing to obtain a release of Seller from any and all obligations of the Company with respect to worker's compensation insurance.

          6.10  Provision of Notices of Default.  Buyer and the Company shall
                -------------------------------
provide to Seller promptly upon receipt, any notice of default under any obligation for borrowed money of Buyer or the Company in excess of $50,000,000.


VII.  CONDITIONS TO OBLIGATIONS OF SELLER.
      -----------------------------------

          7.1  Conditions.  The obligations of Seller to consummate the
               ----------
transactions contemplated by this Agreement are subject to the fulfillment at or prior to the

Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Buyer in this Agreement qualified as to materiality shall be true, complete and accurate in all respects, and those not so qualified shall be true, complete and accurate in all material respects, as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for changes permitted by the terms of this Agreement.

          (b)  Performance.  Buyer shall have, in all material respects,
               -----------
performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

          (c)  Officer's Certificate.  Buyer shall have delivered to Seller a
               ---------------------
certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying the fulfillment of the conditions specified in Subsections 7.1(a) and 7.1(b) hereof.

          (d)  Opinion of Counsel.  Buyer shall have delivered to Seller an
               ------------------
opinion of legal counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller.

          (e)  No Injunction or Statute.  No statute, rule, regulation,
               ------------------------
executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or the assignment, transfer, sublease or sublicense of the Scott Leased Assets shall be in effect on the Closing Date.

          (f)  No Proceeding.  There shall not be pending or threatened by any
               -------------
Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other trans-actions contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Seller in connection with the purchase and sale of the Shares any damages that are material in relation to Seller and its Subsidiaries taken as a whole.

          (g)  Expiration or Termination of HSR Periods.  All waiting periods
               ----------------------------------------
applicable to the transactions contemplated by this Agreement or the Ancillary Agreements under the HSR Act shall have expired or been terminated.

          (h)  Ancillary Agreements.  All parties to each of the Ancillary
               --------------------
Agreements (other than Seller, the Company and MESC) shall have executed and delivered such agreements to Seller.


VIII.  CONDITIONS TO OBLIGATIONS OF BUYER.
       ----------------------------------

          8.1  Conditions.  The obligations of Buyer to consummate the
               ----------
transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Seller in this Agreement qualified as to materiality shall be true, complete and accurate in all respects, and those not so qualified shall be true, complete and accurate in all material respects, as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for changes permitted by the terms of this Agreement.

          (b)  Performance.  Seller shall have, in all material respects,
               -----------
performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

          (c)  Officer's Certificate.  Seller shall have delivered to Buyer a
               ---------------------
certificate, dated as of the Closing Date, executed by an officer of Seller, certifying the fulfillment of the conditions specified in Subsections 8.1(a) and 8.1(b) hereof.

          (d)  Opinion of Counsel.  Seller shall have delivered to Buyer an
               ------------------
opinion of legal counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer.

          (e)  No Injunction or Statute.  No statute, rule, regulation,
               ------------------------
executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, or the assignment, transfer sublease or sublicense of the Scott Leased Assets shall be in effect on the Closing Date.

          (f)  No Proceeding.  There shall not be pending or threatened by any
               -------------
Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (A) challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Buyer or any of its Subsidiaries in connection with the purchase and sale of the Shares any damages that are material in relation to Buyer and its Subsidiaries taken as a whole, (B) seeking to prohibit or limit the ownership or operation by Sappi, Holdings, Buyer, the Company or any of their respective Subsidiaries of any material portion of the business or assets of Sappi, Holdings, Buyer, the Company or any of their respective Subsidiaries, or to compel Sappi, Holdings, Buyer, the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Sappi, Holdings, Buyer, the Company or any of their respective Subsidiaries, in each case as a result of the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or the Ancillary Agreements, (C) seeking to impose limitations on the ability of Sappi, Holdings or Buyer to acquire or hold, or exercise full rights of ownership of, the Shares (or limitations on the ability of Sappi to acquire or hold, or exercise full rights of ownership of, the capital stock of Holdings), including the right to vote the Shares (or such capital stock) on all matters properly presented to the stockholders of the Company (or Hold-

ings) or (D) seeking to prohibit Sappi, Holdings or Buyer or any of their respective affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.

          (g)  Expiration or Termination of HSR Periods.  All waiting periods
               ----------------------------------------
applicable to the transactions contemplated by this Agreement or the Ancillary Agreements under the HSR Act shall have expired or been terminated.

          (h)  Ancillary Agreements.  All parties to each of the Ancillary
               --------------------
Agreements (other than Buyer) shall have executed and delivered such agreements to Seller and the Company and Buyer shall be reasonably satisfied that all parties to the Ancillary Agreements will be able to perform in all material respects their respective obligations thereunder.

          (i)  Consents and Approvals; Permits.  (i)  Seller, the Company and
               -------------------------------
the Subsidiaries of the Company shall have obtained such (A) consents and approvals, or waivers thereof, of third parties, including, without limitation, those of governmental regulatory entities and owners of Scott Leased Assets, and
(B) permits, in each case, as are reasonably required to consummate the transactions contemplated hereby and to permit the Company to continue to conduct the business of the Company and its Subsidiaries in substantially the manner it is conducted on the date hereof.

          (ii) This Agreement and the transactions contemplated hereby shall have been approved by (A) the holders of the requisite number of shares of Common Stock of Sappi, pursuant to the applicable rules of the Johannesburg and London Stock Exchanges and (B) the South African Reserve Bank.

          (j)  Material Adverse Change.  There shall not have occurred any
               -----------------------
Material Adverse Effect during the period from the date of the June Balance Sheet through the Closing.

          (k)  Financing.  Buyer shall have obtained, pursuant to the Financing,
               ---------
the funds necessary to pay the Initial Purchase Price.

          (l)  Financial Statements.  Buyer shall have received from Seller, at
               --------------------
least fifteen business days prior to the Closing Date, (i) the Financial Statements and (ii) the Selected Financial Data.

          (m)  Transfer of Scott Assets.  (i)  Seller shall have assigned or
               ------------------------
transferred or otherwise caused to be assigned or transferred, to the Company (on terms satisfactory to Buyer) all the right, title and interest of Seller (or Seller's Subsidiaries and affiliates, other than the Company) in and to the Scott Assets.

          (ii) Seller shall have (A) conveyed to the Company by special warranty deed and in accordance with local zoning and subdivision laws, all of the land and improvements described in Item 1(a) Section 3.10(a) of the Disclosure Schedule (such land and improvements being substantially the same land and improvements as shown on the plat set forth herein as Section 3.10(g) of the Disclosure Schedule) and such land and improvements shall be taxed and assessed as a separate and distinct tax lot, and have access to a publicly dedicated road either directly or pursuant to a recorded unsubordinated easement), and (B) entered into subleases with the Company which encumber a portion or all of the land described in Item 1(b) of Section 3.10(a) of the Disclosure Schedule.

          (n) On the Closing Date and immediately following the Closing, the Company shall have no less than $75 million of cash. "Cash" for purposes of this provision shall mean immediately available funds on deposit at a commercial bank located in the United States net of any cash overdrafts, negative cash balances and written checks.

          8.2  Alternative Satisfaction of Condition.
               -------------------------------------

          (a) Notwithstanding Section 8.1(a) of this Agreement, (i) if the condition set forth therein could not be satisfied but for this Section 8.2 and the failure of such condition relates to matters that will result in losses, diminution in value (including the fair market value of the Shares), liabilities, damages or expenses to Buyer (including such as are suffered or incurred indirectly as an adverse effect on the business, properties, condition (financial or otherwise) or prospects of the Company) in an aggregate amount on a pre-tax basis (the

"Section 8.1 Amount") less than or equal to the amount of the Basket (as hereinafter defined), then the condition set forth in Section 8.1(a) hereof shall be deemed satisfied and the Basket shall be reduced by such aggregate amount for purposes of Section 10.5 hereof; and (ii) if the Section 8.1 Amount is greater than the Basket and less than an amount equal to three percent of the Initial Purchase Price (the "Maximum Threshold"), the condition set forth in
Section 8.1(a) hereof shall be deemed satisfied and the Initial Purchase Price shall be reduced by such Section 8.1 Amount (and the Basket shall be reduced to zero for purposes of Section 10.5 hereof). If the Section 8.1 Amount is equal to or greater than the Maximum Threshold, the condition set forth Section 8.1(a) shall not be deemed satisfied.

          (b) If Buyer determines that there is a failure or a prospective failure of the condition set forth in Section 8.1(a) hereof as aforesaid, Buyer shall promptly submit to Seller a written statement setting forth in reasonable detail the facts and circumstances surrounding such failure or prospective failure of condition and Buyer's estimate (to the extent ascertainable) of the
Section 8.1 Amount. Seller shall have five business days to notify Buyer whether it agrees or disagrees with all or any portion of the facts and circumstances set forth in such notice. Failure of Seller to disagree within such five business day period shall be deemed to constitute Seller's agreement with such statement and the estimate of the Section 8.1 Amount, and the Closing shall occur on the basis set forth in Section 8.2(a) (subject to the other provisions of this Agreement). If Seller notifies Buyer within such five business day period of its disagreement with the facts and circumstances set forth in Buyer's notice, the parties shall negotiate in good faith to determine the Section 8.1 Amount, if any. Any dispute as to the Section 8.1 Amount may be submitted by either party for resolution by, and shall be resolved by, Morgan Stanley & Co. Incorporated, or if such firm is unable or unwilling to act, such other independent, nationally recognized investment banking firm which has not provided services to either Buyer or its affiliates or Seller or its affiliates during the one-year period immediately preceding the date hereof (the "Independent Bankers"), and the determination of the Independent Bankers shall be made as promptly as practicable and shall be final, conclusive and binding upon the parties.

The fees and expenses of the Independent Bankers regarding the determination of the Section 8.1 Amount shall be borne equally by Buyer and Seller. If there is a dispute as to whether the Section 8.1 Amount exceeds the Basket, and such dispute is not resolved prior to the Closing Date, the Section 8.1 Amount in dispute shall be paid at Closing by Buyer to a mutually acceptable escrow agent pursuant to an escrow agreement containing customary terms (and in form and substance reasonably satisfactory to Buyer and Seller) and such escrowed funds shall be released to Seller or Buyer, as the case may be, in accordance with the determination of the Independent Bankers; provided, however, that if there is a
                                          --------  -------
dispute as to whether the Section 8.1 Amount exceeds the Maximum Threshold, the Closing shall not occur until such dispute is resolved in accordance with the procedures set forth above.

          8.3  Benefit of Assignment.
               ---------------------

          (a) Notwithstanding any provision of this Agreement to the contrary but without limiting Section 8.1(m) or 10.4, with respect to each Scott Leased Asset, Seller shall not be obligated to assign or transfer, or cause such assignment or transfer to Buyer of any of Seller's right, title and interest, whether legal or equitable, in and to such Scott Leased Asset without first having obtained all necessary consents and approvals, if any, or a waiver thereof, required with respect to such assignment or transfer of such Scott Leased Asset. For a period of six months after the Closing Date, Seller shall use reasonable efforts (which shall not require Seller to incur any financial obligation to any party), and Buyer shall cooperate with Seller to obtain the consents and approvals, if any, or a waiver thereof, referred to in this Section 8.3(a).

          (b) To the extent that such consents and approvals, if any, or a waiver thereof, are not obtained by Seller, Seller shall use its reasonable efforts, and Buyer shall cooperate with Seller, to establish arrangements that are reasonably satisfactory and lawful as to Seller and Buyer, and which result in Buyer being able to enjoy the benefits and Seller being protected from the obligations under or relating to each such Scott Leased Asset from and after the Closing Date.

          (c) If Seller obtains consents to assign or transfer any Scott Leased Asset after the Closing, each such Scott Leased Asset shall be deemed to be assigned or transferred to Buyer promptly after Seller obtains such consent, and the obligations under such Scott Leased Asset shall be deemed assumed for all purposes by Buyer, effective as of Buyer's receipt of notice given by Seller of such consent. Any agreement which Seller and Buyer have theretofore entered into or agreed upon in respect of such Scott Leased Asset shall be terminated with respect to such Scott Leased Asset effective as of the date that such notice is given to Buyer; provided, however, that in no event shall the
                          --------  -------
termination of such agreement relieve either Seller or Buyer of its respective obligations under such agreement that are attributable to periods of time occurring prior to such termination.

          (d) Notwithstanding any provision hereof to the contrary, Seller makes no representation or warranty to Buyer with respect to whether any consent, approval or waiver with respect to the assignment or transfer of a Scott Leased Asset shall be obtainable.


IX.  TERMINATION, AMENDMENT AND WAIVER.
     ---------------------------------

          9.1  Termination.  This Agreement may be terminated and the
               -----------
transactions contemplated hereby and by the Ancillary Agreements may be abandoned:

          (a)  at any time, by mutual written agreement of Seller and Buyer;

          (b) at any time after the 180th day following the date of this Agreement (the "Termination Date"), by either Seller or Buyer upon five business days' prior written notice to the other party, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the terminating party;

          (c) by Buyer if, in its good faith opinion, compliance with any request for additional information made by the FTC or the DOJ pursuant to the HSR Act would be unduly burdensome or expensive; provided that prior to such
                                                 --------
termination Buyer shall have exercised reasonable efforts to negotiate an arrangement acceptable to it with the FTC or the DOJ for satisfying such request;

          (d) (i) by Seller if any condition set forth in Section 7.1 was not, or cannot reasonably be, satisfied in all material respects on or prior to the Termination Date and shall not have been waived by Seller or (ii) by Buyer if any condition set forth in Section 8.1 (subject to the provisions of Section 8.2) was not, or cannot reasonably be, satisfied in all material respects on or prior to the Termination Date and shall not have been waived by Buyer, unless the failure of such condition is the result of a material breach of this Agreement by the party seeking termination; or

          (e) by Buyer or Seller if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Shares pursuant to this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          9.2  Procedure and Effect of Termination.  In the event of the
               -----------------------------------
termination of this Agreement and the abandonment of the transactions contemplated hereby and by the Ancillary Agreements pursuant to Section 9.1(b) hereof, this Agreement shall terminate and the transactions contemplated hereby and thereby shall be abandoned without further action by Seller or Buyer. If this Agreement is terminated pursuant to Section 9.1(a) or (b) hereof:

          (a) Buyer shall return all documents, work papers and other materials (and all copies thereof) obtained from Seller or the Company relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by Buyer with respect to the Company shall be treated in accordance with Section 5.2 hereof and the Confidentiality Agreement referred to in such Section;

          (b) At the option of Seller, all filings, applications and other submissions made pursuant to Sections 5.3, 5.4 and 5.5 hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made;

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9.2, this Agreement shall become null and void and of no further force or effect, except for the obligations provided for in Sections 3.21, 4.7, 5.6, 9.2 and 10.1 hereof, the confidentiality provision contained in Section 5.2 hereof and the Confidentiality Agreement referred to in such Section shall survive any such termination of this Agreement; and

          (d) Such termination shall not be deemed to release and shall not relieve either party hereto from any liability for any wilful or grossly negligent breach or violation by such party of any of its representations, warranties, covenants or agreements contained in this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

          9.3  Amendment, Modification and Waiver.  This Agreement may be
               ----------------------------------
amended, modified or supplemented at any time but only by written agreement of the parties hereto. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived by the other party at any time; provided that any such waiver shall be valid only if set forth in an instrument
- --------
in writing signed by or on behalf of such other party, and such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.


X.   FEES AND EXPENSES:  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.
     ----------------------------------------------------------------

          10.1  Fees and Expenses.  Whether or not the transactions contemplated
                -----------------
hereby and by the Ancillary Agreements are consummated pursuant hereto and thereto, each of Seller and Buyer shall pay all fees and expenses incurred by it or on its behalf and Seller shall cause the Company to pay all fees and expenses incurred by or on behalf of the Company or any of its Subsidiaries in connection with or in anticipation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby; provided,
                                                                  --------
however, that if the Closing occurs, the Company may pay all or any portion of
- -------
the fees and expenses incurred by Buyer. Without limiting the generality of the foregoing, prior to the Closing, the Company shall have requested final invoices from its accountants, attorneys and other similar professionals reflecting all fees and expenses payable by the Company or any of its Subsidiaries with respect to services rendered to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. Prior to the Closing, the Company shall have paid in full the agreed amount of such invoices. To the extent that such final invoices do not reflect fully the services and fees of such persons rendered on or prior to the Closing, such persons may supplement within 30 days after the Closing, their respective final invoices, and the amount thereof shall, for the purposes of Section 1.6 hereof, be included (to the extent not theretofore included) as a Liability on the Closing Date Balance Sheet.

          10.2  Survival of Representations.  The representations and warranties
                ---------------------------
in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Article X and shall terminate two years after the Closing Date; provided, however, that (i) representations and warranties
                  --------  -------
under Section 3.14 hereof shall terminate sixty days after the related statute of limitations (giving effect to any extensions thereto) has expired with respect to the relevant Tax; (ii) representations and warranties under Sections 3.1, 3.2, 3.4, 3.5, 3.9(a), 3.21 and 4.7 hereof shall survive until sixty days after any applicable statute of limitation (or indefinitely if no statute of limitations is applicable); (iii) representations and warranties under Section
3.13 hereof shall terminate six years after the Closing Date; and (iv) representations and warranties under Section 3.19 hereof shall terminate four years after the Closing Date.

          10.3  Tax Indemnification.
                -------------------

          (a) Notwithstanding anything in this Agreement to the contrary, Buyer shall indemnify, defend and hold harmless Seller, its affiliates and their respective officers, directors, agents, employees, stockholders and representatives ("Seller Indemnified Parties"), at any time after the Closing, from and against any liability for Taxes of the Company for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case

Buyer's indemnity will cover only that portion of any such Taxes that is not attributable to the Pre-Closing Period). Notwithstanding the foregoing, Buyer shall indemnify, defend and hold harmless Seller and its affiliates from and against any liability for Taxes of the Company attributable to activities or actions taken by the Buyer after the Closing outside of the ordinary course of business (including, but not limited to, any Taxes resulting from the Financing and the Merger contemplated hereby) other than Taxes arising from the Election or, if state or local law does not recognize an election comparable to an election under 338(h)(10) of the Code, from any election under state or local law that is comparable to the election under Section 338(g) of the Code. Buyer shall indemnify Seller for any net income Tax, on a marginal basis, that is imposed by the State of New York or the State of Ohio upon Seller with respect to the sale of the Shares as a result of such State's not recognizing an election comparable to an election under 338(h)(10) of the Code; provided,
                                                                 --------
however, that Buyer's indemnity obligation with respect to Taxes imposed by each
- -------
such State shall not exceed the aggregate amount of indemnity payments received by Buyer from Seller pursuant to Section 10.3(b)(iii)(B) hereof with respect to such State. Buyer shall indemnify Seller for all liabilities for reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to any item contained in this Section 10.3(a).

          (b) Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, Seller shall indemnify, defend and hold harmless Buyer, its affiliates (including the Company and its Subsidiaries) and their respective officers, directors, agents, employees, stockholders and representatives ("Buyer Indemnified Parties") at any time after the Closing, from and against any liability for (i) any Taxes of Seller, the Company, its Subsidiaries, any of their respective affiliates and any member of any Affiliated Group for all taxable periods ending on or before the Closing Date, and for the Pre-Closing Period, (ii) all liability (including, without limitation, liability for Taxes of Seller or the Seller Group arising pursuant to Treasury Regulation Section 1.1502-6(a) or otherwise) for Taxes of Seller or any other person (other than the Company or its Subsidiaries) and (iii) (A) all liability for Taxes relating to the Election and (B) if state or local law does not recognize an election comparable to an election under Section 338(h)(10) of the Code, all liability for Taxes relating to any election under state or local law that is comparable to the election under Section 338(g) of the Code. Seller shall indemnify Buyer for all liabilities for reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to any item contained on this
Section 10.3(b).

          (c) In the case of any Straddle Period, except as provided in subparagraph (d) below, the liability for Taxes of the Company and its Subsidiaries for the Pre-Closing Period (other than Transfer Taxes) shall be computed as if such taxable period ended on and included the Closing Date.

          (d) In the case of any real property, personal property and intangible property Taxes for the Straddle Period (other than Transfer Taxes) the liability for such Taxes of the Company and its Subsidiaries for the Pre-Closing Period shall be deemed to be the amount of such Taxes for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

          (e) If a claim for Taxes shall be made by any Taxing Authority in writing, which, if successful, might result in an indemnity payment pursuant to this Section 10.3, the party seeking indemnification (the "Tax Indemnified Party") shall promptly notify the other party (the "Tax Indemnifying Party") in writing of such claim (a "Tax Claim"), and in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant Taxing Authority. Failure to give prompt notice of a Tax Claim hereunder shall not affect the Tax Indemnifying Party's obligation under this Section 10.3, except to the extent that the Tax Indemnifying Party is materially prejudiced by such failure to give prompt notice.

          (f) With respect to any Tax Claim which might result in an indemnity payment to Buyer pursuant to Section 10.3(b) (including, without limitation, Taxes of the Company for a Straddle Period), if Seller acknowledg-
es in writing its obligation to indemnify the Buyer Indemnified Parties therefor, then Seller shall control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may, after consultation with Buyer, in its sole discretion and at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim. Buyer shall not under any circumstances settle or otherwise compromise any Tax Claim referred to in the preceding sentence without Seller's prior written consent. In connection with any proceeding taken in connection with such Tax Claim, (i) Seller shall keep Buyer informed of all material developments and events relating to such Tax Claim if involving a material liability for Taxes and (ii) Buyer shall have the right, at its sole expense, to participate in (but not control) any such proceedings. Buyer shall cooperate with Seller in contesting such Tax Claim (without charge to Seller, except that Seller shall bear all reasonable third-party expenses incurred by Buyer), which cooperation shall include, without limitation, the retention and the provision to Seller of records and information which are reasonably relevant to such Tax Claim, and making employees available to Seller to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim, provided,
                                                                   --------
however, that no charges shall be incurred by Seller for the services of such
- -------
employees (except that Seller shall bear all reasonable third-party expenses incurred by Buyer) and provided, further, (i) that Seller and its
                       --------  -------
representatives shall take such action as is deemed necessary in the reasonable judgment of Buyer and the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting the normal business of the Company, (ii) the Company shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (iii) the Company need not supply Seller with any information which, in the reasonable judgment of Buyer or the Company, the Company is under a legal obligation not to supply.

          (g) With respect to any Tax Claim not described in Section 10.3(f) which might result in an indemnity payment to Seller pursuant to Section 10.3(a), Buyer shall control all proceedings in accordance with provisions that are parallel to those in Section 10.3(f).

          (h) Except as set forth in Section 6.1(d)(iii), any indemnity payment payable by Seller to Buyer or by Buyer to Seller pursuant to this Section 10.3 shall be paid within thirty days after the Tax Indemnified Party's written request therefor (or, if later, ten days prior to the date such Tax is required to be paid), provided that such request shall be accompanied by a copy of the applicable Return or a final audit determination and a statement reflecting the calculation of the amount for which the Tax Indemnifying Party is liable.
Within thirty days following the receipt of a request for any indemnity payment hereunder, together with a computation by the Tax Indemnified Party of the indemnity amount payable hereunder, the Tax Indemnifying Party shall pay such amount in immediately available funds in the manner designated by the Tax Indemnified Party to the Tax Indemnified Party and may in good faith request in writing the Independent Accountants to determine, at the Tax Indemnifying Party's expense, whether such computation and amount are correct. After each party has had the opportunity to consult with, and present evidence and arguments to, the Independent Accountants, upon receipt thereof, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party a statement from the Independent Accountants setting forth the determination by the Independent Accountants of such computation and the amount payable hereunder as an indemnity. The determination by the Independent Accountants in conformity with the provisions of this Agreement shall be final, conclusive and binding on the parties hereto, subject to review only by a court of competent jurisdiction. Within five business days after delivery to the Tax Indemnifying Party of the statement of determination by the Independent Accountants of such amount, the Tax Indemnified Party shall pay, in immediately available funds to the Tax Indemnifying Party in the manner designated by the Tax Indemnified Party, the difference between (i) the amount paid to the Tax Indemnified Party by the Tax Indemnifying Party pursuant to the second sentence of this Section 10.3(h) and
(ii) the determination of the Independent Accountants pursuant to the third sentence of this Section 10.3(h).

          (i) Any provision in this Agreement to the contrary notwithstanding, the liability of any party hereto to indemnify any other party hereto pursuant to Section 10.3 hereof in respect of Tax Claims shall be limited to Tax Claims as to which the Tax Indemnified Party has given the Tax Indemnifying Party written notice, setting forth therein in reasonable detail the basis for such Tax Claim, on or prior to the later of (A) the day and date on which the applicable statute of limitations relating to the Taxes at issue expires (after giving effect to extensions thereof) or (B) thirty days after the Tax Indemnified Party receives written notice from the relevant Taxing Authority of the Tax Claim.

          10.4  Seller's Agreement to Indemnify.  Upon the terms and subject to
                -------------------------------
conditions of this Article X, Seller shall indemnify, defend and hold harmless Buyer Indemnified Parties, at any time after the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, diminution in value, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages") asserted against, resulting to, imposed upon or suffered or incurred by Buyer Indemnified Parties by reason of or arising from
(i) a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement (other than those contained in Section 3.14 hereof) or the Asset Agreement or any facts or circumstances constituting such a breach;
(ii) other than such for which indemnification is provided in Section 10.3, non-fulfillment of any agreement or covenant of Seller contained in or made pursuant to this Agreement or the Asset Agreement or any facts or circumstances constituting such non-fulfillment; (iii) Seller's transfer of any asset subject to a Safe Harbor Lease or assignment of any Safe Harbor Lease, including any termination payments resulting from any such transfer or assignment; (iv) the grant, issuance, cancellation, termination or settlement of any stock appreciation rights, stock options, restricted stock, performance shares or units or other incentive compensation granted to employees of the Company or any of its Subsidiaries or to any employee of Seller who becomes a Continuing Employee prior to the Closing Date; (v) any judgment or settlement and any related legal fees and expenses arising out of the litigation referred to in
Section 10.4 of the Disclosure

Schedule; or (vi) Seller's failure to transfer any of the Scott Assets at or prior to Closing or to obtain any required consent to the transfer of any Scott Leased Assets, subject to the provisions of Section 8.3(b) hereof (collectively, "Buyer Claims").

          The amount of any Damages for which indemnification is provided under this Section 10.4, or Taxes or Expenses for which indemnification is provided under Section 10.3(b), to a Buyer Indemnified Party shall be (i) increased to take account of any net Tax cost incurred by such Buyer Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for any such increase) and (ii) reduced to take account of any Tax benefit realized by such Buyer Indemnified Party as a result of the deductibility of such Damages, Taxes or Expenses (or payments with respect thereto). Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after such Buyer Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, a Buyer Indemnified Party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Buyer Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Buyer Indemnified Party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Damages.

          10.5  Seller's Limitation of Liability.  Any provision in this
                --------------------------------
Agreement to the contrary notwithstanding, the liability of Seller to indemnify Buyer Indemnified Parties pursuant to Section 10.4(i) hereof against any Damages sustained by reason of any Buyer Claim with respect to the breach of a representation or warranty shall be limited to Buyer Claims as to which a Buyer Indemnified Party has given Seller written notice, setting forth therein in reasonable detail the basis for such Buyer Claim, on or prior to the termination of such representation or warranty pursuant to Section 10.2 hereof; provided,
                                                                    --------
however, that the provisions for indemnification contained in Section 10.4(i)
- -------
(other than with respect to Sections 3.2 and 3.21) shall be effective only with respect to any Buyer Claim (or group of similar

Buyer Claims) for Damages which exceeds $50,000 and only after the aggregate amount of all such Buyer Claims for which Seller is liable under this Agreement exceeds an amount equal to the product of (y) the Initial Purchase Price multiplied by (z) .0125 (the "Basket"), and only to the extent of such excess, and in no event shall the aggregate amount of all Buyer Claims for which Seller is liable pursuant to such Section 10.4(i) (other than with respect to Sections
3.2 and 3.21) exceed an amount equal to the product of (a) the Initial Purchase Price multiplied by (b).25.

          10.6  Buyer's Agreement to Indemnify.  Upon the terms and subject to
                ------------------------------
conditions of this Article X, Buyer shall indemnify, defend and hold harmless Seller Indemnified Parties, at any time after the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller Indemnified Parties by reason of or arising from (i) a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or the Asset Agreement or any facts or circumstances constituting such a breach; (ii) other than such for which indemnification is provided in Section 10.3, non-fulfillment of any agreement or covenant of Buyer or, after the Closing, the Company contained in or made pursuant to this Agreement or the Asset Agreement, including, without limitation, those set forth in Sections 6.2 and 6.3 hereof with respect to the assumption by Buyer, Buyer's Pension Plan, Buyer's Thrift Plan or the Company of pension plan or financing arrangement obligations, respectively, or any facts or circumstances constituting such non-fulfillment; or (iii) any obligation or liability of the Company or the Continuing Business prior to the Closing Date that has been set forth in the Disclosure Schedule (other than matters for which the Seller has agreed to indemnify the Buyer pursuant to Section 10.3, 10.4 or 10.8 hereof) (collectively, "Seller Claims").

          The amount of any Damages for which indemnification is provided under this Section 10.6, or Taxes or Expenses for which indemnification is provided under Section 10.3(a), to a Seller Indemnified Party shall be (i) increased to take account of any net Tax cost incurred by such Seller Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for any such increase) and (ii) reduced to take account of any Tax Benefit realized by such Seller Indemnified Party as a result of the deductibility of such Damages or Taxes (or payments with respect thereto). Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after such Seller Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, a Seller Indemnified Party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Seller Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Seller Indemnified Party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Damages.

          10.7  Buyer's Limitation of Liability.  Any provision in this
                -------------------------------
Agreement to the contrary notwithstanding, the liability of Buyer to indemnify Seller Indemnified Parties pursuant to Section 10.6(i) hereof against any Damages sustained by reason of any Seller Claim with respect to the breach of a representation or warranty shall be limited to Seller Claims as to which a Seller Indemnified Party has given Buyer written notice thereof, setting forth therein in reasonable detail the basis for such Seller Claim, on or prior to the termination of such representation or warranty pursuant Section 10.2 hereof;

provided, however, that the provisions for indemnification contained in Section
- --------  -------
10.6(i) (other than with respect to Section 4.7) shall be effective only with respect to any Seller Claim (or group of similar Seller Claims) for Damages which exceeds $50,000 and only after the aggregate amount of all such Seller Claims for which Buyer is liable under this Agreement exceeds an amount equal to the Basket and only to the extent of such excess, and in no event shall the aggregate amount of all Seller Claims for which Buyer is liable pursuant to such
Section 10.6(i) (other than with respect to Section 4.7) exceed an amount equal to the product of (a) the Initial Purchase Price multiplied by (b) .25; provided
                                                                        --------
further, however, that after the Closing Date, in no event shall the aggregate
- -------  -------
amount of all Seller Claims for which Buyer is liable pursuant to Section 10.6(i) (other than with respect to Section 4.7) exceed an amount equal to $50 million.

          10.8  Environmental Indemnification.
                -----------------------------

          (a)  Buyer Indemnification of Seller.  Except as provided in paragraph
               -------------------------------
10.4 and in subparagraphs 10.8 (b) and (c), Buyer shall indemnify, defend and hold harmless Seller Indemnified Parties from and against Damages asserted against, resulting to, imposed upon or incurred by Seller Indemnified Parties by reason of or resulting from any Environmental Claim related to the Company.

          (b)  Seller Indemnification of Buyer.  (i) Seller shall indemnify,
               -------------------------------
defend and hold harmless Buyer Indemnified Parties from and against Damages asserted against, resulting to, imposed upon or incurred by Buyer Indemnified Parties by reason of:

          (A) cleanup of Hazardous Substances disposed of or discharged prior to the Closing Date at any site other than the Real Property or sites adjacent to the Real Property to which such Hazardous Substances have migrated from the Real Property if such Hazardous Substances were generated, used, stored, treated, transported or released by or on behalf of Seller, the Company or any of its Subsidiaries prior to the Closing Date, including such sites identified on Section 10.8 of the Disclosure Schedule.

          (B)  such other Environmental Claims listed on Schedule 10.8.

(ii) Seller will undertake the complete administration, management, and cleanup of the sites and matters described in paragraphs 10.8(b)(i) (A) and (B) on behalf of itself and Buyer Indemnified Parties; provided, however, that Seller will administer, manage and remediate all conditions giving rise to such Claims so as not to interfere unreasonably with the Company's ongoing operations after the Closing Date. Buyer Indemnified Parties shall appoint Seller their attorney-in-fact to take actions required to be taken in connection with the administration, management and remediation of all conditions giving rise to such Environmental Claims and shall take such further actions as are necessary to give effect to the provisions of this Section 10.8.

          (c)  Environmental Claims Arising from Joint Operations in Mobile,
               -------------------------------------------------------------
Alabama.  Buyer shall indemnify,
- -------
defend and hold harmless Seller Indemnified Parties and Seller shall indemnify, defend and hold harmless Buyer Indemnified Parties from and against all Damages asserted against, resulting to, imposed upon, or incurred by reason of or resulting from any Environmental Claims arising out of the operation of the facilities in Mobile, Alabama in accordance with the indemnification provisions of the separate agreements governing Seller's provision of water and effluent treatment services ("Water and Effluent Agreement"), the provision of energy to Buyer ("Energy Services Agreement"), and, to the extent necessary, the allocation of environmental liabilities at the Mobile facility between Buyer and Seller ("Mobile Environmental Agreement"). In the event of a conflict between the terms of this paragraph 10.8 of this Agreement and the terms of such separate agreement, the more specific provision shall govern.

          10.9  Conditions of Indemnification With Respect to Third-Party
                ---------------------------------------------------------
Claims. The obligations and liabilities of Seller and Buyer with respect to Buyer Claims and Seller Claims, respectively, which arise or result from claims for Damages made by third parties (other than claims relating to Taxes) ("Third-Party Claims") shall be subject to the following terms and conditions:

          (i) (A) The indemnified party will give the indemnifying party prompt notice of any such Third-Party Claim; provided, however, that failure to
                                             --------  -------
give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred by the indemnified party during the period in which the indemnified party failed to give such notice); and (B) the indemnifying party shall have the right, after it acknowledges in writing to the indemnified party its obligation to indemnify the indemnified party hereunder, to undertake the defense thereof by counsel chosen by it; provided that (1) such
                                                          --------
counsel is not reasonably objected to by the indemnified party and (2) if the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense;

          (ii) Until the indemnifying party acknowledges in writing its obligation hereunder with respect to, and assumes the defense of, a Third-Party Claim, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof (subject to subclause (B) of clause (i) above); and

          (iii) Any provision in this Article X to the contrary notwithstanding, (A) if, in the good faith judgment of the indemnified party, there is a reasonable probability that a Third-Party Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at the cost and expense of the indemnifying party, to defend, compromise or settle such Third-Party Claim; provided, however, that if such Third-Party Claim is settled
                   --------  -------
without the indemnifying party's consent (which consent shall not be unreasonably withheld), the indemnified party shall be deemed to have waived all rights hereunder against the indemnifying party for money damages arising out of such Third-Party Claim; and (B) if the indemnifying party acknowledges in writing liability for a Third-Party Claim, the indemnified party will agree to any settlement, compromise or discharge of such Third-Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third-Party Claim and releases the indemnified party completely in connection with such Third-Party Claim and that would not, in the good faith judgment of the indemnified party, otherwise adversely affect the indemnified party; provided, however, that the indemnified party may refuse to agree to any
       --------  -------
such settlement, compromise or discharge if the indemnified party agrees that the indemnifying party's indemnification obligation with respect to such Third-Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the indemnify-ing party in connection with such settlement, compromise or discharge.

          10.10  Other Claims.  In the event any indemnified party should have a
                 ------------
claim against any indemnifying party under Section 10.4, 10.6 or 10.8 hereof that does not involve a Third-Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 10.4, 10.6 or 10.8 hereof, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 10.4, 10.6 or 10.8 hereof, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under
Section 10.4, 10.6 or 10.8 hereof and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction, subject to Article XI.

          10.11  Sole Remedy.  Buyer and Seller acknowledge and agree that, if
                 -----------
the Closing occurs, their sole and exclusive remedy following the Closing with respect to any and all claims, including, without limitation, Buyer Claims and Seller Claims (whether Third-Party Claims or otherwise), relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this
Article X.

XI.  DISPUTE RESOLUTION.
     ------------------

          11.1  General.  In the event of any claim (including any counterclaim
                -------
or cross-claim) by Seller or Buyer arising after the Closing (whether relating to facts, events or circumstances occurring or existing prior to or at the Closing or otherwise) and relating to or arising out of any provision of this Agreement, the party making such claim shall give written notice to the other of the fact that a claim has arisen pursuant hereto and that such party is submitting such claim for determination pursuant to the dispute resolution procedures set forth in this Article XI; provided, however, that if the party
                                         --------  -------
making such claim seeks an order, injunction or other relief other than money damages, such party may, at its sole option, bring such claim (and any or all other claims, whether or not related, being made by such party at the same time, regardless of the remedies sought) in a court of competent jurisdiction in accordance with Section 12.9. Any such notice submitting a claim to the dispute resolution procedures set forth in this Article XI shall include (a) a reasonably detailed statement of the facts, events, circumstances, evidence and arguments underlying such claim and (b) proposed arrangements for a meeting to attempt to settle the claim to be held within sixty days of receipt of such notice. Within thirty days after such notice is received, the other party hereto shall submit to the party giving such notice a written summary responding to such statement of facts, events, circumstances, evidence and arguments contained in the notice and an acceptance of or proposed alternative to the meeting arrangements set forth in the initial notice.

          11.2  Meeting of Executive Officers.  The chief executive officers (or
                -----------------------------
any other executive officer or officers directly reporting to, and duly designated by, such chief executive officers) of each of the parties shall meet at a time and place mutually acceptable to such parties to attempt to settle in good faith any claim submitted for determination pursuant to this Article XI; provided, however, that such meeting shall be held at the principal offices of
- --------  -------
the party receiving the notice of dispute unless otherwise agreed; and provided
                                                                       --------
further, that any such meeting shall be held within sixty days after the initial
- -------
written notice of claim is given pursuant to Section 11.1 hereof. Each party shall bear its own costs and expenses with respect to preparation for, attendance at and participation in such meeting. If any claim submitted for determination pursuant to this Article XI cannot be resolved in such meeting, such claim, subject to the provisions of Section 10.11 hereof, may be resolved by litigation in an appropriate court of competent jurisdiction.


XII.  MISCELLANEOUS.
      -------------

          12.1  Further Assurances.  From time to time after the Closing Date,
                ------------------
at the request of the other party hereto and at the expense of the party so requesting, Seller and Buyer shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby and by the Ancillary Agreements.

          12.2  Notices.  All notices, requests, demands, waivers and
                -------
communications required or permitted to be given under this Agreement shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed given (i) on the day delivered (or if that day is not a day on which commercial banks are open for business in the city specified in the address for notice provided by the recipient (a "Local Business Day"), or if delivered after the close of business on a Local Business Day, on the first following day that is a Local Business Day) when (x) delivered personally against receipt or (y) sent by overnight courier, (ii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Local Business Day, or if after the close of business on a Local Business Day, on the first following day that is a Local Business Day) and (iii) on the third Local Business Day after mailed (if the recipient's address for notice is in the same country as the place of mailing, otherwise, on the seventh Local Business Day after mailed) by certified or registered first-class mail (airmail, if overseas) to the parties at the following addresses (or to such other addresses as a party may have specified by notice given to the other parties hereto pursuant to this provision):

          (a)  If to Buyer, to:

               SDW Acquisition Corporation
               In care of

               Sappi Limited
               48 Ameshoff Street
               2001 Braamfontein
               Republic of South Africa
               Telecopy:  (011) 339-8297
               Attention:  Eugene van As

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York 10019
               Telecopy:  (212) 474-3700
               Attention:  Philip A. Gelston, Esq.

          (b)  If to Seller, to:

               Scott Paper Company
               Scott Plaza
               Philadelphia, Pennsylvania  19113-1585
               Telecopy:  (610) 522-5271
               Attention:  John P. Murtagh, Esq.

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom
               One Rodney Square
               Wilmington, Delaware  19801
               Telecopy:  (302) 651-3001
               Attention:  Robert B. Pincus, Esq.

          12.3  Entire Agreement.  This Agreement, the Ancillary Agreements, the
                ----------------
Disclosure Schedule and the exhibits, schedules and other documents referred to herein which form a part hereof (including, without limitation, the Confidentiality Agreement referred to in Section 5.2(b) hereof) contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

          12.4  Severability.  Should any provision of this Agreement for any
                ------------
reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

          12.5  Binding Effect; Assignment.  This Agreement and all of the
                --------------------------
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Seller or Buyer without the prior written consent of the other party hereto;

provided, however, that (i) the rights and obligations of Buyer may be assigned
- --------  -------
by operation of law to the Company pursuant to a merger of Buyer with and into the Company, (ii) Buyer may freely assign all or any part of its rights under this Agreement to Sappi or any majority-owned subsidiary of Sappi and (iii) Buyer may freely assign all or any part of its indemnification claims and its rights under the representations and warranties of Seller in connection with the Financing, provided that no such assignment shall limit or affect Buyer's obligations hereunder and; provided, further, that the rights and obligations of
                           --------  -------
Seller may be assigned to any of its wholly-owned subsidiaries, which at the time of such assignment owns the Shares provided that no such assignment shall limit or affect Seller's obligations hereunder.

          12.6  No Third-Party Beneficiaries.  This Agreement is not intended
                ----------------------------
and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement (except as set forth in Article X with respect to Buyer

Indemnified Parties and Seller Indemnified Parties and except that any rights or remedies of Buyer under this Agreement may be exercised by Holdings or, following the proposed merger of Buyer with and into the Company, the Company).

          12.7  Counterparts.  This Agreement may be executed in counterparts,
                ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.8  Interpretation.  The article and section headings contained in
                --------------
this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" shall mean including without limitation, the "knowledge" of Seller shall be deemed to include the knowledge of the Company and its Subsidiaries and, unless the context otherwise requires, the word "or" is not exclusive. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. All references in this Agreement to "dollars" or "$" shall mean United States dollars.

          12.9  Forum; Service of Process.  Any legal suit, action or proceeding
                -------------------------
brought by Seller or Buyer, or any of their respective affiliates, arising out of or based upon this Agreement shall be instituted in (a) the United States District Court for the Southern District of New York, or if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, (b) the Supreme Court of the State of New York, New York County (collectively, the "Courts"), and each of Seller and Buyer (on its behalf and on behalf of such affiliates) waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of the Courts in any such suit, action or proceeding. Each of Sappi and Buyer has appointed CT Corporation System as its authorized agent (the "Authorized Agent") upon which process may be served in any action based on this Agree-ment which may be instituted in the Courts, by Seller and each of Buyer and Seller expressly accepts the jurisdiction of any such Court in respect of such action. Such appointment shall be irrevocable. Sappi and Buyer represent and warrant that the Authorized Agent has agreed to act as said agent for service of process, and each of Sappi and Buyer agree to take any and all action, including, without limitation, the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect. Service of process upon the Authorized Agent and written notice of such service to Buyer shall be deemed, in every respect, effective service of process upon Buyer. Notwithstanding any provision hereof to the contrary, any action based on this Agreement may be instituted by Seller in any competent court in the country of the Republic of South Africa. Each of the parties hereto hereby irrevocably waives all right to a trial by jury in any suit, action or proceeding (including any counterclaim) arising out of or based upon this Agreement.

          12.10  Governing Law.  This Agreement shall be governed by and
                 -------------
construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

          12.11  Attorney Fees.  A party in breach of this Agreement shall, on
                 -------------
demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

          12.12  Specific Performance.  Each party hereto acknowledges that
                 --------------------
money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

          12.13  Sappi Obligation.  Subject to and effective only upon its
                 ----------------
receipt of the approval of the South African Reserve Bank, Sappi agrees to cause Buyer to comply with Buyer's obligations hereunder until the Closing Date. As of and effective automatically upon the Closing, Sappi shall be released from all obligations under this Agreement. Sappi agrees to use its reasonable efforts to obtain the requisite approval of the South African Reserve Bank as promptly as possible.

          12.14  Defined Terms.
                 -------------

          "affiliate" shall have the meaning ascribed to such term in Section
12.8 hereof.

          "Affiliate Contracts" shall have the meaning ascribed to such term in
Section 3.28 hereof.

          "Affiliated Group" shall have the meaning ascribed to such term in
Section 3.14(b) hereof.

          "Aggregate Deemed Sales Price" shall have the meaning ascribed to such term in Section 6.1(b)(ii) hereof.

          "Agreement" shall have the meaning ascribed to such term in the Preamble hereof.

          "Ancillary Agreements" shall have the meaning ascribed to such term in
Section 2.2 hereof.

          "Asset Agreement" shall have the meaning ascribed to such term in
Section 2.2(h) hereof.

          "Assets" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

          "Audited Financial Statements" shall have the meaning ascribed to such term in Section 8.1(l) hereof.

          "Base Net Assets" shall have the meaning ascribed to such term in
Section 1.6(a)(v).

          "Basket" shall have the meaning ascribed to such term in Section 10.5 hereof.

          "Benefit Plans" shall have the meaning ascribed to such term in
Section 3.13(a) hereof.

          "Buyer" shall have the meaning ascribed to such term in the Preamble hereof.

          "Buyer Authorized Agent" shall have the meaning ascribed to such term in Section 12.9 hereof.

          "Buyer Benefits" shall have the meaning ascribed to such term in
Section 6.1(h) hereof.

          "Buyer Claims" shall have the meaning ascribed to such term in Section
10.4 hereof.

          "Buyer Group" shall have the meaning ascribed to such term in Section 6.1(a)(i) hereof.

          "Buyer Indemnified Parties" shall have the meaning ascribed to such term in Section 10.3(b).

          "Buyer Representatives" shall have the meaning ascribed to such term in Section 5.2(a) hereof.

          "Buyer's Pension Plan" shall have the meaning ascribed to such term in
Section 6.2(c) hereof.

          "Buyer's Thrift Plan" shall have the meaning ascribed to such term in
Section 6.2(d) hereof.

          "Changes" shall have the meaning ascribed to such term in Section 6.1(h) hereof.

          "Closing" shall have the meaning ascribed to such term in Section 1.3 hereof.

          "Closing Date" shall have the meaning ascribed to such term in Section
1.3 hereof.

          "Closing Date Balance Sheet" shall have the meaning ascribed to such term in Section 1.6(a)(vi) hereof.

          "Closing Net Assets" shall have the meaning ascribed to such term in
Section 1.6(a)(viii) hereof.

          "Closing Statement" shall have the meaning ascribed to such term in
Section 1.6(a)(ix) hereof.

          "Code" shall have the meaning ascribed to such term in Section 3.13(b) hereof.

          "Commitments" shall have the meaning ascribed to such term in Section
4.4 hereof.

          "Commonly Controlled Entity" shall have the meaning ascribed to such term in Section 3.13(a) hereof.

          "Company" shall have the meaning ascribed to such term in the Background section hereof.

          "Company Pension Plan" shall have the meaning ascribed to such term in
Section 3.13(c) hereof.

          "Confidentiality Agreement" shall have the meaning ascribed to such term in Section 5.2(b) hereof.

          "Continuing Business" shall have the meaning ascribed to such term in the Background section hereof.

          "Continuing Employee" shall have the meaning ascribed to such term in
Section 6.2(a)(iii) hereof.

          "Contracts" shall have the meaning ascribed to such term in Section
3.15 hereof.

          "Covenant" shall have the meaning ascribed to such term in Section 1.1 hereof.

          "Damages" shall have the meaning ascribed to such term in Section 10.4 hereof.

          "Defined Benefit Plan" shall have the meaning ascribed to such term in
Section 3.13(f) hereof.

          "Disagreement Notice" shall have the meaning ascribed to such term in
Section 1.6(d) hereof.

          "Disclosure Schedule" shall have the meaning ascribed to such term in
Section 1.6(a)(iv) hereof.

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

          "DOJ" shall have the meaning ascribed to such term in Section 5.5 hereof.

          "Election" shall have the meaning ascribed to such term in Section 6.1(a)(ii) hereof.

          "Environmental Claim" shall have the meaning ascribed to such term in
Section 3.19(g)(i) hereof.

          "Environmental Laws" shall have the meaning ascribed to such term in
Section 3.19(g)(ii) hereof.

          "Environmental Permits" shall have the meaning ascribed to such term in Section 3.19(a) hereof.

          "ERISA" shall have the meaning ascribed to such term in Section 3.13(a) hereof.

          "Exchange Act" shall have the meaning ascribed to such term in Section
3.6 hereof.

          "Expenses" shall have the meaning ascribed to such term in Section 10.3(b) hereof.

          "FAS 112" shall have the meaning ascribed to such term in Section 3.13(n) hereof.

          "Financial Statements" shall have the meaning ascribed to such term in
Section 3.7(b) hereof.

          "Financing" shall have the meaning ascribed to such term in Section
4.4 hereof.

          "FTC" shall have the meaning ascribed to such term in Section 5.5 hereof.

          "GAAP" shall have the meaning ascribed to such term in Section 1.6(a)(ix) hereof.

          "Governmental Entity" shall have the meaning ascribed to such term in
Section 3.6 hereof.

          "Hazardous Substances" shall have the meaning ascribed to such term in
Section 3.19(h)(iii) hereof.

          "Holdings" shall have the meaning ascribed to such term in the Background section hereof.

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

          "HSR Act" shall have the meaning ascribed to such term in Section 3.6 hereof.

          "Income Tax Return" shall have the meaning ascribed to such term in
Section 6.1(h) hereof.

          "Indenture" shall have the meaning ascribed to such term in Section 6.3(f) hereof.

          "Independent Accountants" shall have the meaning ascribed to such term in Section 1.6(e) hereof.

          "Independent Bankers" shall have the meaning ascribed to such term in
Section 8.2(b) hereof.

          "Initial Purchase Price" shall have the meaning ascribed to such term in Section 1.2 hereof.

          "Intellectual Property" shall have the meaning ascribed to such term in Section 3.11(a) hereof.

          "Liabilities" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

          "License Agreement" shall have the meaning ascribed to such term in
Section 2.2(g) hereof.

          "Liens" shall have the meaning ascribed to such term in Section 1.1 hereof.

          "Local Business Day" shall have the meaning ascribed to such term in
Section 12.2 hereof.

          "Master Trust" shall have the meaning ascribed to such term in Section 6.2(b) hereof.

          "Material Adverse Effect" shall have the meaning ascribed to such term in Section 3.3 hereof.

          "Maximum Threshold" shall have the meaning ascribed to such term in
Section 8.2(a) hereof.

          "MESC" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

          "MESC Sale" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

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

          "Mill Sites" shall have the meaning ascribed to such term in Section 3.10(b) hereof.

          "Mill Sites Permitted Liens" shall have the meaning ascribed to such term in Section 3.10(c)(i)-(v) hereof.

          "Mobile Energy Agreement" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

          "Mobile Operating Agreement" shall have the meaning ascribed to such term in Section 2.2(e) hereof.

          "Mobile Pulp Agreement" shall have the meaning ascribed to such term in Section 2.2(a) hereof.

          "Mobile Shared Facilities Agreement" shall have the meaning ascribed to such term in Section 2.2(d) hereof.

          "Mobile Utilities Agreement" shall have the meaning ascribed to such term in Section 2.2(c) hereof.

          "Muskegon Solid Waste Bonds" shall have the meaning ascribed to such term in Section 6.3(b)(ii) hereof.

          "Net Assets" shall have the meaning ascribed to such term in Section 1.6(a)(iii) hereof.

          "PCBs" shall have the meaning ascribed to such term in Section 3.19(g)(iii) hereof.

          "Pension Plan" shall have the meaning ascribed to such term in Section 3.13(a) hereof.

          "Permitted Goods and Services" shall have the meaning ascribed to such term in Section 6.6(a) hereof.

          "Permitted Liens" shall have the meaning ascribed to such term in
Section 3.9(a) hereof.

          "person" shall have the meaning ascribed to such term in Section 12.8 hereof.

          "Personal Property" shall have the meaning ascribed to such term in
Section 3.9(a) hereof.

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

          "Pre-Closing Period" shall have the meaning ascribed to such term in
Section 6.1(a)(iii) hereof.

          "Presumpscot" shall have the meaning ascribed to such term in Section 3.5A hereof.

          "Prime Rate" shall have the meaning ascribed to such term in Section 1.6(g) hereof.

          "Prior Period Returns" shall have the meaning ascribed to such term in
Section 6.1(e)(i) hereof.

          "Purchase Price" shall have the meaning ascribed to such term in
Section 1.6(g) hereof.

          "Real Property" shall have the meaning ascribed to such term in
Section 3.10(a) hereof.

          "Records" shall have the meaning ascribed to such term in Section 5.12 hereof.

          "Report" shall have the meaning ascribed to such term in Section 1.6(e) hereof.

          "Return" or "Returns" shall have the meaning ascribed to such term in
Section 3.14(a) hereof.

          "Safe Harbor Lease" shall have the meaning ascribed to such term in
Section 6.3(d) hereof.

          "Sappi" shall have the meaning ascribed to such term in the Preamble hereof.

          "Scott Assets" shall have the meaning ascribed to such term in Section
5.13 hereof.

          "Scott Leased Assets" shall have the meaning ascribed to such term in
Section 2.1 hereof.

          "Scott Pension Plans" shall have the meaning ascribed to such term in
Section 6.2(a)(ii) hereof.

          "Section 8.1 Amount" shall have the meaning ascribed to such term in
Section 8.2(a) hereof.

          "Selected Financial Data" shall have the meaning ascribed to such term in Section 3.7(b) hereof.

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

          "Seller" shall have the meaning ascribed to such term in the Preamble hereof.

          "Seller Benefits" shall have the meaning ascribed to such term in
Section 6.1(h)(ii) hereof.

          "Seller Claims" shall have the meaning ascribed to such term in
Section 10.6 hereof.

          "Seller Group" shall have the meaning ascribed to such term in Section 6.1(a)(iv) hereof.

          "Seller Indemnified Parties" shall have the meaning ascribed to such term in Section 10.3(a) hereof.

          "Seller's Actuary" shall have the meaning ascribed to such term in
Section 6.2(c) hereof.

          "Seller's Disclosure Document" shall have the meaning ascribed to such term in Section 3.24 hereof.

          "Seller's Thrift Plan" shall have the meaning ascribed to such term in
Section 6.2(d) hereof.

          "Shares" shall have the meaning ascribed to such term in the Background section hereof.

          "Skylark" shall have the meaning ascribed to such term in Section 3.5A hereof.

          "Straddle Period" shall have the meaning ascribed to such term in
Section 6.1(a)(v) hereof.

          "Straddle Period Returns" shall have the meaning ascribed to such term in Section 6.1(e)(ii) hereof.

          "Subsidiary" shall have the meaning ascribed to such term in Section
2.1 hereof.

          "Subsidiary Shares" shall have the meaning ascribed to such term in
Section 3.5A hereof.

          "Tax" or "Taxes" shall have the meaning ascribed to such term in
Section 3.14(a) hereof.

          "Tax Benefit" shall have the meaning ascribed to such term in Section 6.1(a)(vi) hereof.

          "Tax Claim" shall have the meaning ascribed to such term in Section 10.3(e) hereof.

          "Tax Indemnified Party" shall have the meaning ascribed to such term in Section 10.3(e) hereof.

          "Tax Indemnifying Party" shall have the meaning ascribed to such term in Section 10.3(e) hereof.

          "Taxing Authority" shall have the meaning ascribed to such term in
Section 3.14(a) hereof.

          "Termination Date" shall have the meaning ascribed to such term in
Section 9.1(b) hereof.

          "Third-Party Claims" shall have the meaning ascribed to such term in
Section 10.8 hereof.

          "Timberlands" shall have the meaning ascribed to such term in Section 3.10(d) hereof.

          "Timberlands Permitted Liens" shall have the meaning ascribed to such term in Section 3.10(e)(i)-(xi) hereof.

          "Transfer Taxes" shall have the meaning ascribed to such term in
Section 6.1(c) hereof.

          "Transition Agreement" shall have the meaning ascribed to such term in
Section 2.2(f) hereof.

          "Valuation Date" shall have the meaning ascribed to such term in
Section 6.2(b) hereof.

          "Warren Business" shall have the meaning ascribed to such term in
Section 6.6(b) hereof.

          "Warren Pension Plans" shall have the meaning ascribed to such term in
Section 6.2(a)(i) hereof.

          "Warren Pension Plans Asset Value" shall have the meaning ascribed to such term in Section 6.2(b) hereof.

          "Warren Products" shall have the meaning ascribed to such term in
Section 6.6(b) hereof.

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

          "Welfare Plan" shall have the meaning ascribed to such term in Section 3.13(a) hereof.

          "Winslow Agreement" shall have the meaning ascribed to such term in
Section 2.2(i) hereof.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase
             Agreement as of the day and year first above written.


                    SCOTT PAPER COMPANY



                    By:/s/      Russell A. Kersh
                       __________________________________
                       Name:    Russell A. Kersh
                       Title:   Senior Vice President
                                Finance & Administration

                    SAPPI LIMITED

                    (Only with respect to Article IV, Section 5.6 and 12.13)



                    By:/s/      Eugene van As
                       __________________________________
                       Name:    Eugene van As
                       Title:   Executive Chairman



                    SDW ACQUISITION CORPORATION



                    By:/s/      Eugene van As
                       __________________________________
                       Name:    Eugene van As
                       Title:   President

                                      116